                                                                     EXHIBIT 2.1

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                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                            PRICE ENTERPRISES, INC.,

                              PEI MERGER SUB, INC.

                                       and

                            EXCEL LEGACY CORPORATION

                           Dated as of March 21, 2001







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


                                TABLE OF CONTENTS

ARTICLE 1 THE MERGER..............................................................................................1

         1.1      THE MERGER......................................................................................1
         1.2      THE CLOSING.....................................................................................2
         1.3      EFFECTIVE TIME..................................................................................2
         1.4      EFFECTS OF THE MERGER...........................................................................2
         1.5      TAX CONSEQUENCES................................................................................2
         1.6      RESTRUCTURE OF TRANSACTION......................................................................2

ARTICLE 2 THE SURVIVING CORPORATION...............................................................................2

         2.1      CERTIFICATE OF INCORPORATION....................................................................2
         2.2      BYLAWS..........................................................................................3
         2.3      DIRECTORS.......................................................................................3
         2.4      OFFICERS........................................................................................3

ARTICLE 3 EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES.....3

         3.1      EFFECT ON CAPITAL STOCK.........................................................................3
         3.2      EXCHANGE OF CERTIFICATES........................................................................5

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF LEGACY................................................................7

         4.1      EXISTENCE; GOOD STANDING; AUTHORITY; COMPLIANCE WITH LAW........................................7
         4.2      AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS................................................8
         4.3      CAPITALIZATION..................................................................................8
         4.4      SUBSIDIARIES....................................................................................8
         4.5      OTHER INTERESTS.................................................................................9
         4.6      NO VIOLATION....................................................................................9
         4.7      SEC DOCUMENTS...................................................................................9
         4.8      LITIGATION.....................................................................................10
         4.9      ABSENCE OF CERTAIN CHANGES.....................................................................10
         4.10     TAXES..........................................................................................10
         4.11     BOOKS AND RECORDS..............................................................................11
         4.12     PROPERTIES.....................................................................................11
         4.13     ENVIRONMENTAL MATTERS..........................................................................12
         4.14     EMPLOYEE BENEFIT PLANS.........................................................................12
         4.15     LABOR MATTERS..................................................................................12
         4.16     NO BROKERS.....................................................................................13
         4.17     OPINION OF FINANCIAL ADVISOR...................................................................13
         4.18     ENTERPRISES STOCK OWNERSHIP....................................................................14
         4.19     RELATED PARTY TRANSACTIONS.....................................................................14
         4.20     CONTRACTS AND COMMITMENTS......................................................................14
         4.21     LEASES.........................................................................................14
         4.22     INVESTMENT COMPANY ACT OF 1940.................................................................15
         4.23     STATE TAKEOVER LAWS............................................................................15
         4.24     REQUIRED VOTE..................................................................................15
         4.25     TAX TREATMENT..................................................................................15

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF ENTERPRISES..........................................................15

         5.1      EXISTENCE; GOOD STANDING; AUTHORITY; COMPLIANCE WITH LAW.......................................16
         5.2      AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS...............................................16
         5.3      CAPITALIZATION.................................................................................17
         5.4      SUBSIDIARIES...................................................................................17

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
         5.5      OTHER INTERESTS................................................................................17
         5.6      NO VIOLATION...................................................................................17
         5.7      SEC DOCUMENTS..................................................................................18
         5.8      LITIGATION.....................................................................................18
         5.9      ABSENCE OF CERTAIN CHANGES.....................................................................19
         5.10     TAXES..........................................................................................19
         5.11     BOOKS AND RECORDS..............................................................................20
         5.12     PROPERTIES.....................................................................................20
         5.13     ENVIRONMENTAL MATTERS..........................................................................21
         5.14     EMPLOYEE BENEFIT PLANS.........................................................................21
         5.15     LABOR MATTERS..................................................................................21
         5.16     NO BROKERS.....................................................................................22
         5.17     OPINION OF FINANCIAL ADVISOR...................................................................23
         5.18     LEGACY STOCK OWNERSHIP.........................................................................23
         5.19     RELATED PARTY TRANSACTIONS.....................................................................23
         5.20     CONTRACTS AND COMMITMENTS......................................................................23
         5.21     LEASES.........................................................................................24
         5.22     INVESTMENT COMPANY ACT OF 1940.................................................................24
         5.23     STATE TAKEOVER LAWS............................................................................24
         5.24     REQUIRED VOTE..................................................................................24
         5.25     MERGER SUB.....................................................................................25
         5.26     TAX TREATMENT..................................................................................25

ARTICLE 6 COVENANTS..............................................................................................25

         6.1      NO SOLICITATION BY LEGACY......................................................................25
         6.2      NO SOLICITATION BY ENTERPRISES.................................................................27
         6.3      CONDUCT OF BUSINESSES..........................................................................29
         6.4      MEETINGS OF STOCKHOLDERS.......................................................................34
         6.5      FILINGS; OTHER ACTION..........................................................................35
         6.6      INSPECTION OF RECORDS..........................................................................36
         6.7      PUBLICITY......................................................................................36
         6.8      REGISTRATION STATEMENT.........................................................................36
         6.9      LISTING APPLICATION............................................................................37
         6.10     EXPENSES.......................................................................................37
         6.11     INDEMNIFICATION................................................................................37
         6.12     EMPLOYEES; OFFICERS; DIRECTORS.................................................................39
         6.13     REORGANIZATION.................................................................................40
         6.14     ADVICE OF CHANGES..............................................................................40
         6.15     REIT STATUS....................................................................................40
         6.16     CONFIDENTIALITY................................................................................41
         6.17     TENDER OFFER...................................................................................41
         6.18     EXCHANGE OFFER/CONSENT SOLICITATION............................................................41
         6.19     LEGACY ASSET TRANSFER AND TRS ELECTION.........................................................41
         6.20     MERGER SUB.....................................................................................42
         6.21     PRESERVATION OF REIT STATUS....................................................................42
         6.22     REORGANIZATION.................................................................................42
         6.23     ELECTION WITH RESPECT TO ASSETS................................................................42
         6.24     TRANSFER AND GAINS TAX.........................................................................43

ARTICLE 7 CONDITIONS.............................................................................................43

         7.1      CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER.....................................43
         7.2      CONDITIONS TO OBLIGATIONS OF LEGACY TO EFFECT THE MERGER.......................................44
         7.3      CONDITIONS TO OBLIGATION OF ENTERPRISES TO EFFECT THE MERGER. .................................45

ARTICLE 8 TERMINATION............................................................................................46

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
         8.1      TERMINATION BY MUTUAL CONSENT..................................................................46
         8.2      TERMINATION BY EITHER ENTERPRISES OR LEGACY....................................................46
         8.3      TERMINATION BY LEGACY..........................................................................46
         8.4      TERMINATION BY ENTERPRISES.....................................................................47
         8.5      EFFECTS OF TERMINATION.........................................................................47
         8.6      INVESTIGATION..................................................................................47

ARTICLE 9 GENERAL PROVISIONS.....................................................................................48

         9.1      NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. ....................................48
         9.2      NOTICES........................................................................................48
         9.3      ASSIGNMENT; BINDING EFFECT; BENEFIT............................................................48
         9.4      ENTIRE AGREEMENT...............................................................................49
         9.5      AMENDMENT......................................................................................49
         9.6      GOVERNING LAW..................................................................................49
         9.7      COUNTERPARTS...................................................................................49
         9.8      HEADINGS.......................................................................................49
         9.9      INTERPRETATION.................................................................................49
         9.10     EXTENSION; WAIVER..............................................................................50
         9.11     SEVERABILITY...................................................................................50
         9.12     ENFORCEMENT OF AGREEMENT.......................................................................50
         9.13     INTERPRETATION AND CERTAIN DEFINITIONS.........................................................50



EXHIBIT A         SURVIVING CORPORATION BOARD OF DIRECTORS
EXHIBIT B         SURVIVING CORPORATION OFFICERS
EXHIBIT C         ENTERPRISES CHARTER AMENDMENT
EXHIBIT D         ENTERPRISES OFFICERS AND DIRECTORS
EXHIBIT E         LEGACY ASSET TRANSFER

                          AGREEMENT AND PLAN OF MERGER

                  This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of March 21, 2001, is entered into by and among Price Enterprises, Inc., a Maryland corporation ("Enterprises"), PEI Merger Sub, Inc., a Maryland corporation ("Merger Sub"), and Excel Legacy Corporation, a Delaware corporation ("Legacy").

                                    RECITALS

                  WHEREAS, the Boards of Directors of Legacy, Enterprises and Merger Sub have each determined that the Merger (as hereinafter defined) is in the best interests of their respective companies and their stockholders and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits, and accordingly have agreed to effect the Merger provided for herein upon the terms and subject to the conditions set forth herein;

                  WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

                  WHEREAS, concurrently with the execution of this Agreement and as a condition of the willingness of Enterprises to enter into this Agreement, Enterprises and certain principal stockholders of Legacy (the "Principal Stockholders") have entered into a stockholders agreement dated as of the date hereof (the "Stockholders Agreement") pursuant to which, among other things, the Principal Stockholders have agreed to vote their shares of Legacy Common Stock (as hereinafter defined) in favor of the Merger, upon the terms and subject to the conditions set forth in the Stockholders Agreement;

                  WHEREAS, each of Enterprises and Legacy has received a fairness opinion relating to the transactions contemplated hereby as more fully described herein; and

                  WHEREAS, Legacy, Enterprises and Merger Sub desire to make certain representations, warranties and agreements in connection with the Merger.

                                    AGREEMENT

                  NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE 1
                                   THE MERGER

     1.1 THE MERGER. Subject to the terms and conditions of this Agreement and in accordance with the Maryland General Corporation Law ("MGCL") and the Delaware General Corporation Law ("DGCL"), at the Effective Time (as hereinafter defined), Merger Sub shall be merged with and into Legacy (the "Merger"), the separate corporate existence of Merger Sub shall thereupon cease and Legacy shall continue as the surviving corporation. Legacy, as the

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surviving corporation after the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

     1.2 THE CLOSING. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place (a) at the offices of Latham & Watkins in San Diego, California, at 9:00 a.m., Pacific time, on the second business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in Article 7 shall be fulfilled or waived in accordance herewith or (b) at such other time, date or place as Legacy, Enterprises and Merger Sub may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date." As used herein, "business day" shall mean a day on which banks are not required or authorized to close in the City of San Diego.

     1.3 EFFECTIVE TIME. The Merger shall become effective as set forth in the certificate or articles of merger (the "Certificate of Merger") which shall be filed with the Secretary of State of the State of Delaware (the "Delaware Secretary") and the State Department of Assessments and Taxation of Maryland (the "Maryland DAT") on the Closing Date. The term "Effective Time" shall be the date and time when the Merger becomes effective, as set forth in the Certificate of Merger.

     1.4 EFFECTS OF THE MERGER. At and after the Effective Time, the Merger shall have the effects set forth in the MGCL and DGCL.

     1.5 TAX CONSEQUENCES. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" within the meaning of Treasury Regulations Section 1.368-2(g).

     1.6 RESTRUCTURE OF TRANSACTION. After consulting with their tax advisors, the parties shall have the right to revise the structure of the Merger (including providing for the merger of Legacy with and into Merger Sub); provided, that no such revision to the structure of the Merger shall (a) cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code, (b) result in any change in the amount or type of consideration which the holders of shares of Legacy Common Stock are entitled to receive under this Agreement, (c) be materially adverse to the interests of Enterprises, Merger Sub, Legacy, the holders of shares of Legacy Common Stock or the holders of shares of Enterprises Common Stock (as hereinafter defined) or Enterprises Preferred Stock (as hereinafter defined) or (d) unreasonably impede or delay consummation of the Merger. If the parties exercise this right of revision, this Agreement shall be deemed automatically amended by the parties as appropriate to give effect to the revised structure of the Merger with each party executing a written amendment to this Agreement as necessary to reflect the foregoing.

                                   ARTICLE 2
                            THE SURVIVING CORPORATION

     2.1 CERTIFICATE OF INCORPORATION. The certificate of incorporation, as amended, of Legacy (the "Legacy Certificate") in effect immediately prior to the Effective Time shall be the

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certificate of incorporation of the Surviving Corporation, until duly amended in accordance with applicable law.

     2.2 BYLAWS. The bylaws, as amended, of Legacy (the "Legacy Bylaws") in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, until duly amended in accordance with applicable law.

     2.3 DIRECTORS. As of the Effective Time, the Board of Directors of the Surviving Corporation shall be reconstituted to have four (4) members, two (2) to be designated by Enterprises and two (2) to be designated by Legacy, so that the persons listed on EXHIBIT A hereto shall become the directors of the Surviving Corporation as of the Effective Time. In the event that prior to the Effective Time any person designated on EXHIBIT A is unable or unwilling to serve as a director of the Surviving Corporation, then Enterprises shall designate the replacement for any such persons who are designated by Enterprises, and Legacy shall designate the replacement for any such persons who are designated by Legacy and in each such case, such replacement designees shall be treated as if set forth on EXHIBIT A as of the date hereof in place of the person for whom he or she has been designated as a replacement.

     2.4 OFFICERS. The persons listed on EXHIBIT B hereto with their respective titles shall be the officers of the Surviving Corporation as of the Effective Time. In the event that prior to the Effective Time any person designated on EXHIBIT B is unable or unwilling to serve as an officer of the Surviving Corporation, Enterprises and Legacy shall mutually determine the person or persons to serve as such officer in replacement for such person.

                                   ARTICLE 3
          EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
                     CORPORATIONS; EXCHANGE OF CERTIFICATES

     3.1 EFFECT ON CAPITAL STOCK. By virtue of the Merger and without any action on the part of Enterprises, Legacy, Merger Sub or the stockholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

          (a) At the Effective Time, each share of common stock, par value $0.0001 per share, of Enterprises ("Enterprises Common Stock"), and each share of 8 3/4% Series A Cumulative Redeemable Preferred Stock, par value $0.0001 per share, of Enterprises ("Enterprises Preferred Stock") issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall continue to represent one (1) share of Enterprises Common Stock and one (1) share of Enterprises Preferred Stock, as the case may be.

          (b) At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into one (1) share of Legacy Common Stock.

          (c) At the Effective Time, each share of common stock, par value $0.01 per share, of Legacy ("Legacy Common Stock") issued and outstanding immediately prior to the Effective Time (excluding shares held by Legacy, Enterprises or any Subsidiary (as hereinafter defined) of Legacy or Enterprises) shall cease to be outstanding and shall be automatically converted into and exchanged for the right to receive
     0.6667 (the "Exchange Ratio") of a share of Enterprises Common Stock (the "Merger Consideration"). Each holder of a certificate (a "Certificate") representing any shares of Legacy Common Stock shall thereafter cease to have any rights with respect to such shares of Legacy Common Stock, except for the right to receive, without interest, a certificate representing the Merger Consideration and cash in lieu of fractional shares of Enterprises Common Stock in accordance with Section 3.2(e) hereof upon the surrender of such Certificate.

          (d) The Exchange Ratio and corresponding number of shares of Enterprises Common Stock to be issued in the Merger shall be appropriately adjusted to reflect the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization or other like change with respect to the Enterprises Common Stock or Legacy Common Stock occurring after the date hereof and prior to the Effective Time (subject, however, to Sections 6.3(b)(v) and 6.3(c)(v) hereof).

          (e) Each issued and outstanding share of Legacy Common Stock held by Legacy, Enterprises or any Subsidiary of Legacy or Enterprises shall be cancelled or retired at the Effective Time and no consideration shall be issued in exchange therefor.

          (f) At the Effective Time, each 9.0% Convertible Redeemable Subordinated Secured Debenture due 2004 of Legacy ("Debenture") and each 10.0% Senior Redeemable Secured Note due 2004 of Legacy ("Note") issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall continue to represent a Debenture and a Note, as the case may be, of the Surviving Corporation; provided, however, that the Debentures shall be convertible into shares of Enterprises Common Stock in accordance with their terms and as appropriately adjusted to give effect to the Merger.

          (g) At the Effective Time, each option to purchase shares of Legacy Common Stock (each, a "Legacy Option") granted by Legacy, which is outstanding at the Effective Time, whether or not exercisable, shall be converted into and become an option to purchase shares of Enterprises Common Stock, and Enterprises shall assume each Legacy Option in accordance with the terms of Legacy's 1998 Stock Option Plan, except that from and after the Effective Time, (i) Enterprises and its Compensation Committee shall be substituted for Legacy and its Compensation Committee, (ii) each Legacy Option assumed by Enterprises may be exercised solely for shares of Enterprises Common Stock (or cash, if so provided under the terms of such Legacy Option), (iii) the number of shares of Enterprises Common Stock subject to such Legacy Option shall be equal to the number of shares of Legacy Common Stock subject to such Legacy Option immediately prior to the Effective Time multiplied by the Exchange Ratio and (iv) the per share exercise price under each such Legacy Option shall be adjusted by dividing the per share exercise price under each such Legacy Option by the Exchange Ratio and rounding up to the nearest cent. Notwithstanding the provisions of clause (iii) of the preceding sentence, Enterprises shall not be obligated to issue any fraction of a share of Enterprises Common Stock upon exercise of a Legacy Option and any fraction of a share of Enterprises Common Stock that otherwise would be subject to a converted Legacy Option shall represent the right to receive a cash payment upon exercise of such converted Legacy Option equal to the product of such

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     fraction and the difference between the market value of one share of
     Enterprises Common Stock at the time of exercise of such Legacy Option and the per share exercise price of such Legacy Option. Notwithstanding the provisions of clauses (iii) and (iv) of this Section 3.1(g), each Legacy Option which is an "incentive stock option" shall be adjusted as required by Section 424 of the Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the Legacy Option, within the meaning of Section 424(h) of the Code.

     3.2 EXCHANGE OF CERTIFICATES.

          (a) Promptly after the Effective Time, Enterprises shall deposit, or shall cause to be deposited, with an exchange agent selected by Enterprises, which shall be Enterprises' transfer agent or another party reasonably satisfactory to Legacy (the "Exchange Agent"), for the benefit of the holders of shares of Legacy Common Stock, for exchange in accordance with this Article 3, certificates representing the Merger Consideration and cash in lieu of fractional shares of the Merger Consideration to be issued pursuant to Section 3.1 and paid pursuant to this Section 3.2 in exchange for outstanding shares of Legacy Common Stock, and dividends and other distributions on the Merger Consideration contemplated by Section 3.2(c).

          (b) Promptly after the Effective Time, Enterprises shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates, (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Enterprises may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the Merger Consideration and cash in lieu of fractional shares of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor (x) certificates representing the number of whole shares of the Merger Consideration and (y) a check representing the amount of cash in lieu of fractional shares of the Merger Consideration, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of
     Section 3.2(c), after giving effect to any required withholding tax, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash in lieu of fractional shares of the Merger Consideration and unpaid dividends and distributions, if any, payable to holders of Certificates. In the event of a transfer of ownership of Legacy Common Stock which is not registered in the transfer records of Legacy, certificates representing the proper number of shares of the Merger Consideration, together with a check for the cash to be paid in lieu of fractional shares of the Merger Consideration, may be issued to such a transferee if the Certificate representing shares of such Legacy Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

          (c) Notwithstanding any other provisions of this Agreement, no dividends or other distributions on the Merger Consideration shall be paid with respect to any shares of Legacy Common Stock represented by a Certificate until such Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of the Merger Consideration issued in exchange therefor, without interest (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of the Merger Consideration and not paid, less the amount of any withholding taxes which may be required thereon and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of the Merger Consideration, less the amount of any withholding taxes which may be required thereon.

          (d) At and after the Effective Time, there shall be no transfers on the stock transfer books of Legacy of the shares of Legacy Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Legacy, they shall be cancelled and exchanged for certificates for the Merger Consideration and cash in lieu of fractional shares of the Merger Consideration, if any, and unpaid dividends and distributions deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this
     Article 3.

          (e) No fractional shares of the Merger Consideration shall be issued pursuant hereto. In lieu of the issuance of any fractional shares of the Merger Consideration pursuant to Section 3.1(b), cash adjustments will be paid to holders in respect of any fractional shares of the Merger Consideration that would otherwise be issuable, and the amount of such cash adjustment shall be equal to such fractional proportion of the closing sales prices of the Enterprises Common Stock on the Nasdaq National Market ("Nasdaq") as reported in THE WALL STREET JOURNAL or, if not reported thereby, by another authoritative source, during the five (5) consecutive trading days immediately preceding the date on which the Effective Time occurs.

          (f) Any portion of the Merger Consideration held by the Exchange Agent (together with any cash in lieu of fractional shares of the Merger Consideration and the proceeds of any investments thereof) that remains unclaimed by the former stockholders of Legacy one (1) year after the Effective Time shall be delivered to Enterprises. Any former stockholders of Legacy who have not theretofore complied with this Article 3 shall thereafter look only to Enterprises for payment of their shares constituting the Merger Consideration, cash in lieu of fractional shares of the Merger Consideration and unpaid dividends and distributions on the Merger Consideration deliverable in respect of each share of Legacy Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

          (g) None of Enterprises, Merger Sub, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former stockholder of Legacy for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Enterprises, the posting by such person of a bond in such reasonable amount as Enterprises may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent or Enterprises will issue in exchange for such lost, stolen or destroyed Certificate a certificate representing the Merger Consideration and cash in lieu of fractional shares and unpaid dividends and distributions on shares of the Merger Consideration as provided in Section 3.2(d), deliverable in respect thereof pursuant to this Agreement.

          (i) Pursuant to Section 262(b) of the DGCL, the holders of shares of Legacy Common Stock shall not be entitled to appraisal rights as a result of the Merger.

                                   ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF LEGACY

                  Except as set forth in the disclosure letter delivered at or prior to the execution hereof to Enterprises (the "Legacy Disclosure Letter"), or as set forth in the Legacy Reports (as hereinafter defined) filed prior to the date of this Agreement (it being understood and agreed that disclosure set forth in the Legacy Disclosure Letter and such Legacy Reports shall be applicable to each particular representation and warranty of Legacy herein contained to the extent it is reasonably evident on the face of such disclosure that such disclosure applies to such representation and warranty), Legacy represents and warrants to Enterprises as follows:

     4.1 EXISTENCE; GOOD STANDING; AUTHORITY; COMPLIANCE WITH LAW. Legacy is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Legacy is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of Legacy and its Subsidiaries taken as a whole (a "Legacy Material Adverse Effect"). Legacy has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted. Each of Legacy's Subsidiaries is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate, company or partnership power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have a Legacy Material Adverse Effect. Neither Legacy nor any of its Subsidiaries is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which Legacy or any of its Subsidiaries or any of their respective properties or assets is subject, except where such violation would not have a Legacy Material Adverse Effect. To the knowledge of Legacy, Legacy and its Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, except where the failure to obtain any such item or to take any such action would not have a Legacy Material Adverse

Effect. Copies of Legacy's and its Subsidiaries' charter, bylaws, organization documents and partnership and joint venture agreements have been previously delivered or made available to Enterprises.

     4.2 AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS. Legacy has the requisite corporate power and authority to enter into the transactions contemplated hereby and to execute and deliver this Agreement. The Board of Directors of Legacy has unanimously approved this Agreement, the Merger and the transactions contemplated by this Agreement and declared such transactions advisable and in the best interests of the holders of Legacy Common Stock and has resolved to recommend that the holders of Legacy Common Stock approve the Legacy Voting Proposals (as hereinafter defined) at the Legacy Stockholders Meeting (as hereinafter defined). Subject only to the approval of the Legacy Voting Proposals by the holders of the Legacy Common Stock, the consummation by Legacy of this Agreement and the transactions contemplated hereby has been duly authorized by all requisite corporate action on the part of Legacy. This Agreement constitutes the valid and legally binding obligation of Legacy, enforceable against Legacy in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     4.3 CAPITALIZATION. The authorized capitalization of Legacy consists of 150,000,000 shares of Legacy Common Stock and 50,000,000 shares of preferred stock, par value $0.01 per share. As of March 16, 2001, there were 61,540,849 shares of Legacy Common Stock issued and outstanding and no shares of preferred stock issued and outstanding. Except for the Debentures, Legacy has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Legacy on any matter. All such issued and outstanding shares of Legacy Common Stock are duly authorized, validly issued, fully paid, nonassessable, and are free of preemptive or similar rights. Other than options to purchase 569,500 shares of Legacy Common Stock and the Debentures, there are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate Legacy or any of its Subsidiaries to issue, transfer or sell any shares of stock or other equity interests of Legacy or any of its Subsidiaries.

     4.4 SUBSIDIARIES. Except as set forth in Schedule 4.4 of the Legacy Disclosure Letter or as set forth in the Legacy Reports filed prior to the date hereof, Legacy owns directly or indirectly each of the outstanding shares of capital stock or all of the partnership or other equity interests of each of Legacy's Subsidiaries. Each of the outstanding shares of capital stock of or other equity interests in each of Legacy's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by Legacy free and clear of all liens, pledges, security interests, claims or other encumbrances other than liens imposed by local law which are not material. The following information for each Subsidiary of Legacy is set forth in Section 4.4 of the Legacy Disclosure Letter, if applicable, (a) its name and jurisdiction of incorporation or organization, (b) its authorized capital stock or share capital and (c) the primary and fully diluted percentage ownership of Legacy (directly or indirectly) in each Subsidiary.

     4.5 OTHER INTERESTS. Except for interests in the Subsidiaries of Legacy and as otherwise set forth in Schedule 4.5 of the Legacy Disclosure Letter or Legacy Reports filed prior to the date hereof, neither Legacy nor any of its Subsidiaries owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity (other than investments in short-term investment securities).

     4.6 NO VIOLATION. Except as set forth in Schedule 4.6 of the Legacy Disclosure Letter, neither the execution and delivery by Legacy of this Agreement nor the consummation by Legacy of the transactions contemplated hereby in accordance with the terms hereof, will, assuming the approval of the Legacy Voting Proposals is obtained, (a) conflict with or result in a breach of any provisions of the Legacy Certificate or the Legacy Bylaws, (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of Legacy or its Subsidiaries under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Legacy or any of its Subsidiaries is a party, or by which Legacy or any of its Subsidiaries or any of their properties is bound or affected, except for any of the foregoing matters which, individually or in the aggregate, would not have a Legacy Material Adverse Effect or (c) require any consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, other than the filings provided for in Article 1, any filings required by the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), or applicable state securities and "Blue Sky" laws (collectively, the "Regulatory Filings") and filings with the American Stock Exchange, or such other filings which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement or otherwise prevent Legacy from performing its obligations under this Agreement in any material respect.

     4.7 SEC DOCUMENTS. Legacy has timely filed all required forms, reports and documents with the Securities and Exchange Commission (the "SEC") since January 1, 2000 (collectively, the "Legacy Reports"). As of their respective dates, the Legacy Reports (a) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder (the "Securities Laws") and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of Legacy included in or incorporated by reference into the Legacy Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of Legacy and its Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of Legacy included in or incorporated by reference into the Legacy Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, retained earnings or cash flows, as the case may be, of Legacy and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal, year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein or in the notes thereto and except, in the case of the unaudited statements, as permitted by Form 10-Q of the Exchange Act.

     4.8 LITIGATION. Except as set forth in Schedule 4.8 of the Legacy Disclosure Letter, there are (a) no continuing orders, injunctions or decrees of any court, arbitrator or governmental authority to which Legacy or any of its Subsidiaries is a party or by which any of its properties or assets are bound or, to the knowledge of Legacy, to which any of its directors, officers, employees or agents is a party or by which any of their properties or assets are bound and (b) no actions, suits or proceedings pending against Legacy or any of its Subsidiaries or, to the knowledge of Legacy, against any of its directors, officers, employees or agents or, to the knowledge of Legacy, threatened in writing against Legacy or any of its Subsidiaries or against any of its directors, officers, employees or agents, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that in the case of clauses (a) or (b) above, individually or in the aggregate, would have a Legacy Material Adverse Effect.

     4.9 ABSENCE OF CERTAIN CHANGES. Except as disclosed in the Legacy Reports filed with the SEC prior to the date hereof or in Schedule 4.9 of the Legacy Disclosure Letter, since September 30, 2000, Legacy and its Subsidiaries have conducted their business only in the ordinary course of such business and there has not been (a) any Legacy Material Adverse Effect, (b) as of the date hereof, any declaration, setting aside or payment of any dividend or other distribution with respect to the Legacy Common Stock or (c) any material change in Legacy's accounting principles, practices or methods.

     4.10 TAXES. Legacy and each of its Subsidiaries (a) has timely filed all Returns (as defined below) required to be filed by any of them for tax years ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request has been granted and has not expired and all such Returns are complete in all material respects, (b) has paid or accrued all Taxes (as hereinafter defined) shown to be due and payable on such Returns or which have become due and payable pursuant to any assessment, deficiency notice, 30-day letter or other notice received by it and (c) has properly accrued all such Taxes for such periods subsequent to the periods covered by such Returns. The Returns of Legacy and each of its Subsidiaries have not been examined by the appropriate taxing authority, except for such examinations that, individually or in the aggregate, would not have a Legacy Material Adverse Effect. Neither Legacy nor any of its Subsidiaries has executed or filed with the Internal Revenue Service (the "IRS") or any other taxing authority any agreement now in effect extending the period for assessment or collection of any income or other Taxes. Neither Legacy nor any of its Subsidiaries is a party to any pending action or proceeding by any governmental authority for assessment or collection of Taxes, and no claim for assessment or collection of Taxes has been asserted against it. True, correct and complete copies of all Returns filed by Legacy and each of its Subsidiaries and all communications relating thereto have been delivered to Enterprises or made available to representatives of Enterprises. The most recent audited financial statements contained in the Legacy Reports reflect an adequate reserve for all material Taxes payable by Legacy and the Legacy Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. Since the date of such financial statements, neither Legacy nor any of its Subsidiaries has incurred any liability for Taxes other than in the ordinary course of business. As used in this Agreement, (a) "Taxes" shall include all federal, state, local and foreign income, property, sales, use, franchise, employment, excise and other taxes, tariffs or governmental charges of any nature whatsoever, together with penalties, interest or additions with respect thereto and (b) "Returns" shall mean any report, return (including information return), claim for refund, election, estimated tax filing or declaration required to be supplied to any governmental entity or domestic or foreign taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

     4.11 BOOKS AND RECORDS.

          (a) The books of account and other financial records of Legacy and its Subsidiaries are in all material respects true, complete and correct, have been maintained in accordance with good business practices, and are accurately reflected in all material respects in the financial statements included in the Legacy Reports.

          (b) The minute books and other records of Legacy and its Subsidiaries have been made available to Enterprises, contain in all material respects accurate records of all meetings and accurately reflect in all material respects all other action of the stockholders, members, partners and directors and any committees of the Board of Directors of Legacy and its Subsidiaries.

     4.12 PROPERTIES. Legacy and its Subsidiaries own fee simple title to, or hold ground leases in, each of the real properties identified in Schedule 4.12 of the Legacy Disclosure Letter (the "Legacy Properties"), which are all of the real estate properties owned or leased by them. The Legacy Properties are not subject to any rights of way, written agreements (other than leases), laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, "Property Restrictions"), except for (a) liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title ("Encumbrances") and Property Restrictions set forth in Section 4.12 of the Legacy Disclosure Letter,
(b) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations, provided such Property Restrictions do not adversely affect in any material respect the current use of the applicable property, (c) Encumbrances and Property Restrictions disclosed on existing title reports or current surveys (in either case copies of which title reports and surveys have been delivered or made available to Enterprises) and (d) mechanics', carriers', workmen's, repairmen's liens and other Encumbrances, Property Restrictions and other limitations of any kind, if any, which, individually or in the aggregate, do not materially detract from the value of or materially interfere with the present use of any of the Legacy Properties subject thereto or affected thereby, and do not otherwise materially impair business operations conducted by Legacy and its Subsidiaries and which have arisen or been incurred only in the ordinary course of business. Valid policies of title insurance have been issued insuring Legacy's or any of its Subsidiaries' fee simple title to the Legacy Properties in amounts at least equal to the purchase price thereof, subject only to the matters set forth therein or disclosed above and in Schedule 4.12 of the Legacy Disclosure Letter, and such policies are, at the date hereof, in full force and effect and there are no pending claims against any such policy. Any material certificate, permit or license from any governmental authority having jurisdiction over any of the Legacy Properties and any agreement, easement or other right which is necessary to permit the material lawful use and operation of the buildings and improvements on any of the Legacy Properties or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress, which Legacy has rights to, to and from any of the Legacy Properties which are currently occupied has been obtained and is in full force and effect, and, to the knowledge of Legacy, there exists no pending threat of modification or cancellation of any of same. Legacy is not in receipt of any written notice of any violation of any material federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the Legacy Properties issued by any governmental authority other than such violations which would not have a Legacy Material Adverse Effect.

     4.13 ENVIRONMENTAL MATTERS. To the knowledge of Legacy, none of Legacy, any of its Subsidiaries or any other person has caused or permitted (a) the unlawful presence of any hazardous substances, hazardous materials, toxic substances or waste materials (collectively, "Hazardous Materials") on any of the Legacy Properties or (b) any unlawful spills, releases, discharges or disposal of Hazardous Materials to have occurred or be presently occurring on or from the Legacy Properties as a result of any construction on or operation and use of such properties, which presence or occurrence would, individually or in the aggregate, have a Legacy Material Adverse Effect; and in connection with the construction on or operation and use of the Legacy Properties, Legacy and its Subsidiaries have not failed to comply with all applicable local, state and federal environmental laws, regulations, ordinances and administrative and judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and disposal of any Hazardous Materials, except where the failure to so comply would not have a Legacy Material Adverse Effect.

     4.14 EMPLOYEE BENEFIT PLANS. Schedule 4.14 of the Legacy Disclosure Letter lists each employee benefit fund, plan, program, arrangement and contract (including, without limitation, any "pension" plan, fund or program, as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any "employee benefit plan," as defined in Section 3(3) of ERISA and any plan, program, arrangement or contract providing for severance; medical, dental or vision benefits; life insurance or death benefits; disability benefits, sick pay or other wage replacement; vacation, holiday or sabbatical; pension or profit-sharing benefits; stock options or other equity compensation; bonus or incentive pay or other material fringe benefits), whether written or not, maintained, sponsored or contributed to or required to be contributed to by Legacy or its Subsidiaries (the "Legacy Benefit Plans"). True and complete copies of the Legacy Benefit Plans have been made available to Enterprises. To the extent applicable, the Legacy Benefit Plans comply, in all material respects, with the requirements of ERISA and the Code, and any Legacy Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified. No Legacy Benefit Plan is or has been covered by Title IV of ERISA or Section 412 of the Code. Neither any Legacy Benefit Plan nor any fiduciary thereof nor Legacy has incurred any material liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA. Each Legacy Benefit Plan has been maintained and administered in all material respects in compliance with its terms and with ERISA, the Code and all other laws to the extent applicable thereto. There are no pending or, to the knowledge of Legacy, anticipated claims against or otherwise involving any of the Legacy Benefit Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Legacy Benefit Plan activities) has been brought against or with respect to any such Legacy Benefit Plan, except for any of the foregoing which would not have a Legacy Material Adverse Effect. All material contributions required to be made as of the date hereof to the Legacy Benefit Plans have been timely made or provided for. Neither Legacy nor any entity under "common control" with Legacy within the meaning of ERISA Section 4001 has contributed to, or been required to contribute to, any pension plan which is or was subject to Title IV of ERISA. Legacy does not maintain or contribute to any plan, program, policy or arrangement which provides or has any liability to provide life insurance, medical or other employee welfare benefits or supplemental pension benefits to any employee or former employee upon his retirement or termination of employment, except as required under Section 4890B of the Code or any applicable state law, and Legacy has never represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided. Except as disclosed in
Schedule 4.14 of the Legacy Disclosure Letter, the execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional subsequent events) constitute an event under any benefit plan, program, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligations to fund benefits with respect to any employee, director or consultant of Legacy or any of its Subsidiaries.

     4.15 LABOR MATTERS. Neither Legacy nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of Legacy, threatened against Legacy or any of its Subsidiaries relating to their business, except for any such proceeding which would not have a Legacy Material Adverse Effect. To the knowledge of Legacy, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Legacy or any of its Subsidiaries.

     4.16 NO BROKERS. Legacy has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Legacy or Enterprises to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Legacy has retained Appraisal Economics Inc. ("Legacy Financial Advisor") to render a fairness opinion, pursuant to an engagement letter dated February 28, 2001, a true and correct copy of which has been delivered to Enterprises prior to the date hereof. Other than the foregoing arrangements, Legacy has not taken any action which would result in any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

     4.17 OPINION OF FINANCIAL ADVISOR. Legacy has received the opinion of Legacy Financial Advisor to the effect that, as of the date hereof, the Merger Consideration to be received by the holders of Legacy Common Stock pursuant to the Merger is fair to such holders from a financial point of view.

     4.18 ENTERPRISES STOCK OWNERSHIP. Except as set forth in Schedule 4.18 of the Legacy Disclosure Letter, neither Legacy nor any of its Subsidiaries owns any shares of capital stock of Enterprises or other securities convertible into any shares of Enterprises Common Stock.

     4.19 RELATED PARTY TRANSACTIONS. Except as set forth in Schedule 4.19 of the Legacy Disclosure Letter or in the Legacy Reports filed prior to the date hereof, from January 1, 2000 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between Legacy and any of its Subsidiaries, on the one hand, and any Affiliates (as such term is defined in Rule 144 of the Securities Act) (other than wholly-owned Subsidiaries) of Legacy or other Persons (as such term is defined in Rule 144 of the Securities Act), on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

     4.20 CONTRACTS AND COMMITMENTS. Schedule 4.20 of the Legacy Disclosure Letter or the Legacy Reports set forth, as of the date hereof, (a) all notes, debentures, bonds and other evidence of indebtedness which are secured or collateralized by mortgages, deeds of trust or other security interests in the Legacy Properties or personal property of Legacy and its Subsidiaries and (b) each contract or commitment entered into by Legacy or any of its Subsidiaries which may result in total payments or liability in excess of $1,000,000, excluding tenant reimbursements and leases entered into in the ordinary course. Copies of the foregoing have been previously delivered or made available to Enterprises, are listed in Schedule 4.20 of the Legacy Disclosure Letter or included in the Legacy Reports and are true and correct. Each of the contracts and commitments described in the preceding sentence is in full force and effect; none of Legacy or any of its Subsidiaries has received any notice of a default that has not been cured under any of the contracts and commitments described in the preceding sentence or is in default respecting any payment obligations thereunder beyond any applicable grace periods; and, to Legacy's knowledge, none of the other parties to such contracts and commitments are in default with respect to any obligations, which individually or in the aggregate are material, thereunder. All joint venture agreements to which Legacy or any of its Subsidiaries is a party are set forth in Schedule 4.20 of the Legacy Disclosure Letter and Legacy or its Subsidiaries are not in default with respect to any obligations, which individually or in the aggregate are material, thereunder.

     4.21 LEASES.

          (a) Schedule 4.21 of the Legacy Disclosure Letter sets forth a list of all Legacy Properties that are subject to or encumbered by any non-residential lease accounting for 1% or more of Legacy's rental revenues for the most recent period reflected in the financial statements included in the Legacy Reports (a "Material Legacy Lease") and, with respect to each such Material Legacy Lease, sets forth the following information:

               (i) the name of the lessee;

               (ii) the expiration date of the lease;

               (iii) the amount (or method of determining the amount) of monthly rentals due under the lease; and

               (iv) with respect to any Material Legacy Lease with a remaining term of less than 24 months, whether the lessee has notified Legacy in writing of any intention not to renew, or seek to renew, the lease.

          (b) Except as set forth in Schedule 4.21 of the Legacy Disclosure Letter, (i) all rental payments due under each Material Legacy Lease have been paid during the period July 1, 2000 through December 31, 2000 and (ii) to Legacy's knowledge, no lessee is in material default, and no condition or event exists which with the giving of notice or the passage of time, or both, would constitute a material default by any lessee, under any Material Legacy Lease.

     4.22 INVESTMENT COMPANY ACT OF 1940. Neither Legacy nor any of its Subsidiaries is, or at the Effective Time will be, required to be registered under the Investment Company Act of 1940, as amended.

     4.23 STATE TAKEOVER LAWS. The Board of Directors of Legacy has authorized and approved the Merger (prior to the execution by Legacy of this Agreement) in accordance with Section 203 of the DGCL, such that Section 203 will not apply to this Agreement or the transactions contemplated hereby. The Board of Directors of Legacy has taken all such action required to be taken by it to provide that this Agreement and the transactions contemplated hereby shall be exempt from the requirements of any "moratorium," "control share," "fair price" or other anti-takeover laws or regulations of any state.

     4.24 REQUIRED VOTE. The affirmative vote of the holders of a majority of the outstanding shares of Legacy Common Stock is required to approve the Legacy Voting Proposals. No other vote of the holders of any class or series of Legacy securities is necessary to approve the Legacy Voting Proposals or the transactions contemplated hereby.

     4.25 TAX TREATMENT. None of Legacy, any Subsidiary of Legacy or, to the knowledge of Legacy, any Affiliate of Legacy has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Legacy is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

                                   ARTICLE 5
                  REPRESENTATIONS AND WARRANTIES OF ENTERPRISES

                  Except as set forth in the disclosure letter delivered at or prior to the execution hereof to Legacy (the "Enterprises Disclosure Letter") or as set forth in the Enterprises Reports (as hereinafter defined) filed prior to the date of this Agreement (it being understood and agreed that disclosure set forth in the Enterprises Disclosure Letter and such Enterprises Reports shall be applicable to each particular representation and warranty of Enterprises herein contained to the extent it is reasonably evident on the face of such disclosure that such disclosure applies to such representation and warranty), Enterprises represents and warrants to Legacy as follows:

     5.1 EXISTENCE; GOOD STANDING; AUTHORITY; COMPLIANCE WITH LAW. Enterprises is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland. Enterprises is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of Enterprises and its Subsidiaries taken as a whole (an "Enterprises Material Adverse Effect"). Enterprises has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as it is now being conducted. Each of Enterprises' Subsidiaries is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate, company or partnership power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have an Enterprises Material Adverse Effect. Neither Enterprises nor any of its Subsidiaries is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which Enterprises or any of its Subsidiaries or any of their respective properties or assets is subject, except where such violation would not have an Enterprises Material Adverse Effect. To the knowledge of Enterprises, Enterprises and its Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, except where the failure to obtain any such item or to take any such action would not have an Enterprises Material Adverse Effect. Copies of Enterprises' and its Subsidiaries' charter, bylaws, organization documents, and partnership and joint venture agreements have been previously delivered or made available to Legacy.

     5.2 AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS. Enterprises has the requisite corporate power and authority to enter into the transactions contemplated hereby and to execute and deliver this Agreement. The Board of Directors of Enterprises has unanimously approved this Agreement, the Merger, the issuance of the Merger Consideration and the transactions contemplated by this Agreement and declared such transactions advisable and in the best interests of the holders of Enterprises Common Stock and Enterprises Preferred Stock and has resolved to recommend that the holders of Enterprises Common Stock and Enterprises Preferred Stock approve the Enterprises Voting Proposals (as hereinafter defined) at the Enterprises Stockholders Meeting (as hereinafter defined). Subject only to the approval of the Enterprises Voting Proposals by the holders of the Enterprises Common Stock and Enterprises Preferred Stock, the consummation by Enterprises of this Agreement and the transactions contemplated hereby has been duly authorized by all requisite corporate action on the part of Enterprises. This Agreement constitutes the valid and legally binding obligation of Enterprises, enforceable against Enterprises in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     5.3 CAPITALIZATION. The authorized capital stock of Enterprises consists of 100,000,000 shares, of which 74,000,000 shares have been designated as Enterprises Common Stock and 26,000,000 shares have been designated as Enterprises Preferred Stock. As of March 16, 2001, there were 13,309,006 shares of Enterprises Common Stock and 23,915,296 shares of Enterprises Preferred Stock issued and outstanding. Enterprises has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Enterprises on any matter. All such issued and outstanding shares of Enterprises Common Stock and Enterprises Preferred Stock are duly authorized, validly issued, fully paid and nonassessable, and are free of preemptive rights. Other than options to purchase 514,008 shares of Enterprises Preferred Stock, there are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate Enterprises or any of its Subsidiaries to issue, transfer or sell any shares of stock or other equity interest of Enterprises or any of its Subsidiaries.

     5.4 SUBSIDIARIES. Except as set forth in Schedule 5.4 of the Enterprises Disclosure Letter or as set forth in the Enterprises Reports filed prior to the date hereof, as of the date hereof, Enterprises owns directly or indirectly each of the outstanding shares of capital stock or all of the partnership or other equity interests of each of Enterprises' Subsidiaries. Each of the outstanding shares of capital stock of or other equity interests in each of Enterprises' Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by Enterprises free and clear of all liens, pledges, security interests, claims or other encumbrances other than liens imposed by local law which are not material. The following information for each Subsidiary of Enterprises is set forth in Schedule 5.4 of the Enterprises Disclosure Letter, if applicable, (a) its name and jurisdiction of incorporation or organization, (b) its authorized capital stock or share capital and (c) the primary and fully diluted percentage ownership of Enterprises (directly or indirectly) in each Subsidiary.

     5.5 OTHER INTERESTS. Except for interests in the Subsidiaries of Enterprises and as otherwise set forth in Schedule 5.5 of the Enterprises Disclosure Letter or Enterprises Reports filed prior to the date hereof, neither Enterprises nor any of its Subsidiaries owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity (other than investments in short-term investment securities).

     5.6 NO VIOLATION. Except as set forth in Schedule 5.6 of the Enterprises Disclosure Letter, neither the execution and delivery by Enterprises of this Agreement nor the consummation by Enterprises of the transactions contemplated hereby in accordance with the terms hereof, will, assuming the Enterprises Voting Proposals are approved, (a) conflict with or result in a breach of any provisions of the charter of Enterprises (the "Enterprises Articles") or the bylaws of Enterprises (the "Enterprises Bylaws"), (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of Enterprises or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Enterprises or any of its Subsidiaries is a party, or by which Enterprises or any of its Subsidiaries or any of their properties is bound or affected, except for any of the foregoing matters which, individually or in the aggregate, would not have an Enterprises Material Adverse Effect or (c) require any consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, other than the Regulatory Filings, and filings with Nasdaq, or such other filings which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement or otherwise prevent Enterprises from performing its obligations under this Agreement in any material respect.

     5.7 SEC DOCUMENTS. Enterprises has timely filed all required forms, reports and documents with the SEC since January 1, 2000 (collectively, the "Enterprises Reports"). As of their respective dates, the Enterprises Reports (a) complied as to form in all material respects with the Securities Laws and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of Enterprises included in or incorporated by reference into the Enterprises Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of Enterprises and its Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of Enterprises included in or incorporated by reference into the Enterprises Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, retained earnings or cash flows, as the case may be, of Enterprises and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal, year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein or in the notes thereto and except, in the case of the unaudited statements, as permitted by Form 10-Q of the Exchange Act.


     5.8 LITIGATION. There are (a) no continuing orders, injunctions or decrees of any court, arbitrator or governmental authority to which Enterprises or any of its Subsidiaries is a party or by which any of its properties or assets are bound or, to the knowledge of Enterprises, to which any of its directors, officers, employees or agents is a party or by which any of their properties or assets are bound and (b) no actions, suits or proceedings pending against Enterprises or any of its Subsidiaries or, to the knowledge of Enterprises, against any of its directors, officers, employees or agents or, to the knowledge of Enterprises, threatened in writing against Enterprises or any of its Subsidiaries or against any of its directors, officers, employees or agents, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that in the case of clauses (a) or (b) above, individually or in the aggregate, would have an Enterprises Material Adverse Effect.

     5.9 ABSENCE OF CERTAIN CHANGES. Except as disclosed in the Enterprises Reports filed with the SEC prior to the date hereof or in Schedule 5.9 of the Enterprises Disclosure Letter, since September 30, 2000, Enterprises and its Subsidiaries have conducted their business only in the ordinary course of such business and there has not been (a) any Enterprises Material Adverse Effect, (b) as of the date hereof, any declaration, setting aside or payment of any dividend or other distribution with respect to the Enterprises Common Stock or Enterprises Preferred Stock or (c) any material change in Enterprises' accounting principles, practices or methods.

     5.10 TAXES.

          (a) Enterprises and each of its Subsidiaries (i) has timely filed all Returns required to be filed by any of them for tax years ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request has been granted and has not expired and all such Returns are complete in all material respects, (ii) has paid or accrued all Taxes shown to be due and payable on such Returns or which have become due and payable pursuant to any assessment, deficiency notice, 30-day letter or other notice received by it and (iii) has properly accrued all such Taxes for such periods subsequent to the periods covered by such Returns. The Returns of Enterprises and each of its Subsidiaries have not been examined by the appropriate taxing authority, except for such examinations that, individually or in the aggregate, would not have an Enterprises Material Adverse Effect. Neither Enterprises nor any of its Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement now in effect extending the period for assessment or collection of any income or other Taxes. Neither Enterprises nor any of its Subsidiaries is a party to any pending action or proceeding by any governmental authority for assessment or collection of Taxes, and no claim for assessment or collection of Taxes has been asserted against it. True, correct and complete copies of all Returns filed by Enterprises and each of its Subsidiaries and all communications relating thereto have been delivered to Legacy or made available to representatives of Legacy. The most recent audited financial statements contained in the Enterprises Reports reflect an adequate reserve for all material Taxes payable by Enterprises and the Enterprises Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. Since the date of such financial statements, Enterprises has incurred no liability for Taxes under Sections 857(b), 860(c) or 4981 of the Code, including without limitation, any Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code, and neither Enterprises nor any Enterprises Subsidiary has incurred any liability for Taxes other than in the ordinary course of business.

          (b) Enterprises (i) has elected for federal and state income tax purposes to be taxed as a "real estate investment trust" within the meaning of the Code (a "REIT") commencing with its short taxable year ended December 31, 1997, (ii) has been subject to taxation as a REIT for federal and state income tax purposes within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for federal and state income tax purposes for all taxable years commencing with its short taxable year ended December 31, 1997 through its taxable year ended December 31, 2000, (iii) has operated since December 31, 2000 to the date of this representation, and intends to continue to operate in such a manner so as to qualify as a REIT for federal and state income tax purposes for its taxable year ending on December 31, 2001 and (iv) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT for federal or state income tax purposes, and to the knowledge of

     Enterprises, no such challenge is pending or threatened. Enterprises represents that (i) for federal and state income tax purposes, each of its corporate Subsidiaries (including, without limitation, Merger Sub) has at all requisite times been, and continues to be, treated as a "qualified REIT subsidiary" as defined in Section 856(i) of the Code (as in effect prior to the enactment of the Taxpayer Relief Act of 1997) (a "QRS"), and (ii) each partnership, limited liability company, joint venture or other legal entity in which Enterprises (either directly or indirectly) owns any of the capital stock or other equity interests thereof has been treated since its formation and continues to be treated for federal income tax purposes as a partnership and not as an association or publicly traded partnership taxable as a corporation. Neither Enterprises nor any of its Subsidiaries holds any asset the disposition of which would be subject to results similar to Code Section 1374 as a result of an election under IRS Notice 88-19 or Temporary Treasury Regulations Section 1.337(d)-5T. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, or in compliance with or fulfillment of the terms and provisions hereof, by Enterprises will not adversely affect the qualification of Enterprises as a REIT for federal and state income tax purposes for each taxable year ending on or after the date of this Agreement.

     5.11 BOOKS AND RECORDS.

          (a) The books of account and other financial records of Enterprises and its Subsidiaries are in all material respects true, complete and correct, have been maintained in accordance with good business practices, and are accurately reflected in all material respects in the financial statements included in the Enterprises Reports.

          (b) The minute books and other records of Enterprises and its Subsidiaries have been made available to Legacy, contain in all material respects accurate records of all meetings and accurately reflect in all material respects all other action of the stockholders, members, partners and directors and any committees of the Board of Directors of Enterprises and its Subsidiaries.

     5.12 PROPERTIES. Enterprises and its Subsidiaries own fee simple title to, or hold ground leases in, each of the real properties identified in Schedule
5.12 of the Enterprises Disclosure Letter (the "Enterprises Properties"), which are all the real estate properties owned or leased by them. The Enterprises Properties are not subject to any Property Restrictions, except for (a) Encumbrances and Property Restrictions set forth in Schedule 5.12 of the Enterprises Disclosure Letter, (b) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations, provided such Property Restrictions do not adversely affect in any material respect the current use of the applicable property, (c) Encumbrances and Property Restrictions disclosed on existing title reports or current surveys (in either case copies of which title reports and surveys have been delivered or made available to Legacy) and (d) mechanics', carriers', workmen's, repairmen's liens and other Encumbrances, Property Restrictions and other limitations of any kind, if any, which, individually or in the aggregate, do not materially detract from the value of or materially interfere with the present use of any of the Enterprises Properties subject thereto or affected thereby, and do not otherwise materially impair business operations conducted by Enterprises and its Subsidiaries and which have arisen or been incurred only in the ordinary course of business.

Valid policies of title insurance have been issued insuring Enterprises' or any of its Subsidiaries' fee simple title to the Enterprises Properties in amounts at least equal to the purchase price thereof, subject only to the matters set forth therein or disclosed above and in Schedule 5.12 of the Enterprises Disclosure Letter, and such policies are, at the date hereof, in full force and effect and there are no pending claims against any such policy. Any material certificate, permit or license from any governmental authority having jurisdiction over any of the Enterprises Properties and any agreement, easement or other right which is necessary to permit the material lawful use and operation of the buildings and improvements on any of the Enterprises Properties or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress, which Enterprises has rights to, to and from any of the Enterprises Properties which are currently occupied has been obtained and is in full force and effect, and, to the knowledge of Enterprises, there exists no pending threat of modification or cancellation of any of same. Enterprises is not in receipt of any written notice of any violation of any material federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the Enterprises Properties issued by any governmental authority, other than such violations which would not have an Enterprises Material Adverse Effect.

     5.13 ENVIRONMENTAL MATTERS. To the knowledge of Enterprises, none of Enterprises, any of its Subsidiaries or any other person has caused or permitted
(a) the unlawful presence of any Hazardous Materials on any of the Enterprises Properties or (b) any unlawful spills, releases, discharges or disposal of Hazardous Materials to have occurred or be presently occurring on or from the Enterprises Properties as a result of any construction on or operation and use of such properties, which presence or occurrence would, individually or in the aggregate, have an Enterprises Material Adverse Effect; and in connection with the construction on or operation and use of the Enterprises Properties, Enterprises and its Subsidiaries have not failed to comply with all applicable local, state and federal environmental laws, regulations, ordinances and administrative and judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and disposal of any Hazardous Materials, except where the failure to so comply would not have an Enterprises Material Adverse Effect.

     5.14 EMPLOYEE BENEFIT PLANS. Schedule 5.14 of the Enterprises Disclosure Letter lists each employee benefit fund, plan, program, arrangement and contract (including, without limitation, any "pension" plan, fund or program, as defined in Section 3(2) of ERISA, and any "employee benefit plan," as defined in Section 3(3) of ERISA and any plan, program, arrangement or contract providing for severance; medical, dental or vision benefits; life insurance or death benefits; disability benefits, sick pay or other wage replacement; vacation, holiday or sabbatical; pension or profit-sharing benefits; stock options or other equity compensation; bonus or incentive pay or other material fringe benefits), whether written or not, maintained, sponsored or contributed to or required to be contributed to by Enterprises or its Subsidiaries (the "Enterprises Benefit Plans"). True and complete copies of the Enterprises Benefit Plans have been made available to Legacy. To the extent applicable, the Enterprises Benefit Plans comply, in all material respects, with the requirements of ERISA and the Code, and any Enterprises Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified. No Enterprises Benefit Plan is or has been covered by Title IV of ERISA or Section 412 of the Code. Neither any Enterprises Benefit Plan nor any fiduciary thereof nor Enterprises has incurred any material liability or penalty under Section 4975 of the

Code or Section 502(i) of ERISA. Each Enterprises Benefit Plan has been maintained and administered in all material respects in compliance with its terms and with ERISA, the Code and all other laws to the extent applicable thereto. There are no pending or, to the knowledge of Enterprises, anticipated claims against or otherwise involving any of the Enterprises Benefit Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Enterprises Benefit Plan activities) has been brought against or with respect to any such Enterprises Benefit Plan, except for any of the foregoing which would not have a Enterprises Material Adverse Effect. All material contributions required to be made as of the date hereof to the Enterprises Benefit Plans have been timely made or provided for. Neither Enterprises nor any entity under "common control" with Enterprises within the meaning of ERISA Section 4001 has contributed to, or been required to contribute to, any pension plan which is or was subject to Title IV of ERISA. Enterprises does not maintain or contribute to any plan, program, policy or arrangement which provides or has any liability to provide life insurance, medical or other employee welfare benefits or supplemental pension benefits to any employee or former employee upon his retirement or termination of employment, except as required under Section 4890B of the Code or any applicable state law, and Enterprises has never represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided. Except as disclosed in Schedule 5.14 of the Enterprises Disclosure Letter, the execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional subsequent events) constitute an event under any benefit plan, program, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligations to fund benefits with respect to any employee, director or consultant of Enterprises or any of its Subsidiaries.

     5.15 LABOR MATTERS. Neither Enterprises nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of Enterprises, threatened against Enterprises or any of its Subsidiaries relating to their business, except for any such proceeding which would not have an Enterprises Material Adverse Effect. To the knowledge of Enterprises, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Enterprises or any of its Subsidiaries.

     5.16 NO BROKERS. Enterprises has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Enterprises or Legacy to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Enterprises has retained American Appraisal Associates, Inc. ("Enterprises Financial Advisor") to render a fairness opinion, pursuant to an engagement letter dated February 28, 2001, true and correct copies of which have been delivered to Legacy prior to the date hereof. Other than the foregoing arrangements, Enterprises has not taken any action which would result in any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

     5.17 OPINION OF FINANCIAL ADVISOR. Enterprises has received the opinion of Enterprises Financial Advisor to the effect that, as of the date hereof, (a) the Merger Consideration to be paid by Enterprises pursuant to the Merger is fair to the holders of Enterprises Common Stock from a financial point of view and (b) the consideration to be paid by Enterprises in the Tender Offer (as hereinafter defined) is fair to the holders of the Enterprises Common Stock from a financial point of view.

     5.18 LEGACY STOCK OWNERSHIP. Except as set forth in Schedule 5.18 of the Enterprises Disclosure Letter, neither Enterprises nor any of its Subsidiaries owns any shares of capital stock of Legacy or other securities convertible into capital stock of Legacy.

     5.19 RELATED PARTY TRANSACTIONS. Except as set forth in Schedule 5.19 of the Enterprises Disclosure Letter or in the Enterprises Reports filed prior to the date hereof, from January 1, 2000 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between Enterprises and any of its Subsidiaries, on the one hand, and any Affiliates (other than wholly-owned Subsidiaries) of Enterprises or other Persons on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

     5.20 CONTRACTS AND COMMITMENTS. Schedule 5.20 of the Enterprises Disclosure Letter or the Enterprises Reports set forth, as of the date hereof, (a) all notes, debentures, bonds and other evidence of indebtedness which are secured or collateralized by mortgages, deeds of trust or other security interests in the Enterprises Properties or personal property of Enterprises and its Subsidiaries and (b) each contract or commitment entered into by Enterprises or any of its Subsidiaries which may result in total payments or liability in excess of $1,000,000, excluding tenant reimbursements and leases entered into in the ordinary course. Copies of the foregoing have been previously delivered or made available to Legacy, are listed in Schedule 5.20 of the Enterprises Disclosure Letter or included in the Enterprises Reports and are true and correct. Each of the contracts and commitments in the preceding sentence is in full force and effect; none of Enterprises or any of its Subsidiaries has received any notice of a default that has not been cured under any of the contracts and commitments described in the preceding sentence or is in default respecting any payment obligations thereunder beyond any applicable grace periods; and, to Enterprises' knowledge, none of the other parties to such contracts and commitments are in default with respect to any obligations, which individually or in the aggregate are material, thereunder. All joint venture agreements to which Enterprises or any of its Subsidiaries is a party are set forth in Schedule 5.20 of the Enterprises Disclosure Letter and Enterprises or its Subsidiaries are not in default with respect to any obligations, which individually or in the aggregate are material, thereunder.

     5.21 LEASES.

          (a) Schedule 5.21 of Enterprises Disclosure Letter sets forth a list of all Enterprises Properties that are subject to or encumbered by any non-residential lease accounting for 1% or more of Enterprises' rental revenues for the most recent period reflected in the financial statements included in the Enterprises Reports (a "Material Enterprises Lease") and, with respect to each such Material Enterprises Lease, sets forth the following information:

               (i) the name of the lessee;

               (ii) the expiration date of the lease;

               (iii) the amount (or method of determining the amount) of monthly rentals due under the lease; and

               (iv) with respect to any Material Enterprises Lease with a remaining term of less than 24 months, whether the lessee has notified Enterprises in writing of any intention not to renew, or seek to renew, the lease.

          (b) Except as set forth in Schedule 5.21 of the Enterprises Disclosure Letter, (i) all rental payments due under each Material Enterprises Lease have been paid during the period July 1, 2000 through December 31, 2000 and
     (ii) to Enterprises' knowledge, no lessee is in material default, and no condition or event exists which with the giving of notice or the passage of time, or both, would constitute a material default by any lessee, under any Material Enterprises Lease.

     5.22 INVESTMENT COMPANY ACT OF 1940. Neither Enterprises nor any of its Subsidiaries is, or at the Effective Time will be, required to be registered under the Investment Company Act of 1940, as amended.

     5.23 STATE TAKEOVER LAWS. The Boards of Directors of Enterprises and Merger Sub have authorized and approved the Merger (prior to the execution by Enterprises and Merger Sub of this Agreement) in accordance with Section 3-603(c)(1)(ii) of the MGCL such that Section 3-602 shall not apply to this Agreement or the transactions contemplated hereby. The Boards of Directors of Enterprises and Merger Sub have taken all such action required to be taken by them to provide that this Agreement and the transactions contemplated hereby shall be exempt from the requirements of any "moratorium," "control share," "fair price" or other anti-takeover laws or regulations of any state.

     5.24 REQUIRED VOTE. A majority of the votes entitled to be cast by the holders of the outstanding shares of Enterprises Common Stock and Enterprises Preferred Stock, voting together as a single class, is required to approve the Enterprises Charter Amendment (as hereinafter defined). A majority of the votes cast at the Enterprises Stockholders Meeting by the holders of shares of Enterprises Common Stock and Enterprises Preferred Stock, voting together as a single class, is required to approve the issuance of the Merger Consideration and the adoption of the Enterprises Option Plan. A plurality of the votes cast at the Enterprises Stockholders Meeting by the holders of shares of Enterprises Preferred Stock, voting as a separate class, is required to elect the individuals to the Board of Directors nominated by Enterprises pursuant to Section 6.12. A plurality of the votes cast at the Enterprises Stockholders Meeting by the holders of shares of Enterprises Common Stock and Enterprises Preferred Stock, voting together as a single class, is required to elect the individuals to the Board of Directors nominated by Legacy pursuant to Section 6.12. No other vote of the holders of any class or series of Enterprises securities is necessary to approve the Enterprises Voting Proposals or the transactions contemplated hereby.

     5.25 MERGER SUB.

          (a) Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland. Merger Sub has all requisite corporate power and authority to enter into the transactions contemplated hereby and to execute and deliver this Agreement. The consummation by Merger Sub of this Agreement and the transactions contemplated hereby has been duly authorized by all requisite corporate action on the part of Merger Sub. This Agreement constitutes the valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

          (b) Merger Sub has not conducted any material business activities other than in connection with its organization and capitalization, the negotiation and execution of this Agreement and the transactions contemplated hereby.

     5.26 TAX TREATMENT. None of Enterprises, any Subsidiary of Enterprises or, to the knowledge of Enterprises, any Affiliate of Enterprises has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Enterprises is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

                                   ARTICLE 6
                                   COVENANTS

     6.1 NO SOLICITATION BY LEGACY.

          (a) Unless and until this Agreement shall have been terminated in accordance with its terms, Legacy shall not, and shall cause its Subsidiaries and its and their directors, officers, employees, investment bankers, financial advisors, attorneys, accountants and other representatives retained by it or any of its Subsidiaries not to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to any Legacy Takeover Proposal (as hereinafter defined) or (ii) participate in any discussions or negotiations regarding or relating to any Legacy Takeover Proposal; provided, however, that prior to the Legacy Stockholders Meeting, if the Board of Directors of Legacy determines reasonably and in good faith that it is necessary to do so in order to comply with its duties to the stockholders of Legacy under applicable law, Legacy may, in response to a Legacy Takeover Proposal which was not solicited by it and which did not result from a breach of this Section 6.1(a), provided Legacy shall provide prior written notice of its decision to take such action to Enterprises and shall comply with Section 6.1(c), (x) furnish information with respect to Legacy and its Subsidiaries to any person making such a Legacy Takeover Proposal pursuant to a customary confidentiality agreement (as determined by Legacy after consultation with its outside counsel) and (y) participate in discussions or negotiations regarding such Legacy Takeover Proposal. For purposes of this Agreement, "Legacy Takeover Proposal" means any proposal made by a third party (other than Enterprises) to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or similar transaction, more than 25% of the combined voting power of the Legacy Common Stock or shares or equity interests in any of its Subsidiaries, in each case then outstanding, or all or substantially all the assets of Legacy or any of its Subsidiaries. Notwithstanding the foregoing, nothing in this Section 6.1 shall prevent Legacy from consummating the $100,000,000 investment contemplated in
     Section 6.12(e).

          (b) Except as expressly permitted by this Section 6.1 neither the Board of Directors of Legacy nor any committee thereof shall (i) withdraw or propose publicly to withdraw, or modify or propose to modify in a manner adverse to Enterprises, the approval or recommendation by such Board of Directors or such committee of the Legacy Voting Proposals, (ii) approve or recommend, or propose publicly to approve or recommend, any Legacy Takeover Proposal or (iii) cause Legacy to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "Legacy Acquisition Agreement") related to any Legacy Takeover Proposal. Notwithstanding the foregoing, in the event that a majority of the Board of Directors of Legacy determines reasonably and in good faith
     (A) (based on the advice of a financial advisor of nationally recognized reputation) that a pending Legacy Takeover Proposal is more favorable to Legacy's stockholders than the Merger and the transactions contemplated hereby, (B) that such Legacy Takeover Proposal is reasonably capable of being consummated, (C) that there is a substantial probability that the Legacy Voting Proposals will not be approved by holders of Legacy Common Stock due to the pending Legacy Takeover Proposal and (D) (taking into account the matters in clause (A), (B) and (C) above) that it is necessary to terminate this Agreement to accept such Legacy Takeover Proposal in order to comply with its duties to the stockholders of Legacy under applicable law in the context of the transactions contemplated hereby, the Board of Directors of Legacy may (subject to this and the following sentences and in compliance with Section 8.3(a)) approve and recommend such Legacy Takeover Proposal and, in connection therewith, withdraw its approval or recommendation of the Legacy Voting Proposals, provided that in such case it simultaneously therewith terminates this Agreement and concurrently with such termination causes Legacy to enter into a definitive acquisition agreement with respect to such Legacy Takeover Proposal, but only at a time that is after the fifth business day following Enterprises' receipt of written notice advising Enterprises that the Board of Directors of Legacy is prepared to accept a Legacy Takeover Proposal, specifying the material terms and conditions of such Legacy Takeover Proposal and identifying the person making such Legacy Takeover Proposal, provided that
     (y) at all reasonable times during such five-day period Legacy shall have cooperated with Enterprises with the objective of providing Enterprises a reasonable opportunity to propose and negotiate a modification of the terms and conditions of this Agreement so that a business combination may be effected between Enterprises and Legacy and (z) at the end of such five-day period the Board of Directors shall continue to believe in good faith that clauses (A), (B), (C) and (D) above apply to the Legacy Takeover Proposal.

          (c) In addition to the obligations of Legacy set forth in paragraphs
     (a) and (b) of this Section 6.1, Legacy shall immediately cease any current discussions and negotiations with respect to any Legacy Takeover Proposal and hereafter immediately advise Enterprises orally and in writing of any request for information or of any Legacy Takeover Proposal, the material terms and conditions of such request or Legacy Takeover Proposal and the identity of the person making such request or Legacy Takeover Proposal. Legacy will keep Enterprises reasonably informed of the status and details (including amendments or proposed amendments) of any such request or Legacy Takeover Proposal.

          (d) Nothing contained in this Section 6.1 shall prohibit Legacy from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to Legacy's stockholders if, in the good faith judgment of the Board of Directors of Legacy, after consultation with outside counsel, failure so to disclose would be a violation of its obligations under applicable law; provided, however, that neither Legacy nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to the Legacy Voting Proposals or approve or recommend, or propose publicly to approve or recommend, a Legacy Takeover Proposal, except in accordance with this
     Section 6.1.

     6.2 NO SOLICITATION BY ENTERPRISES.

          (a) Unless and until this Agreement shall have been terminated in accordance with its terms, Enterprises shall not, and shall cause its Subsidiaries and its and their directors, officers, employees, investment bankers, financial advisors, attorneys, accountants and other representatives retained by it or any of its Subsidiaries not to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to any Enterprises Takeover Proposal (as hereinafter defined) or (ii) participate in any discussions or negotiations regarding or relating to any Enterprises Takeover Proposal; provided, however, that prior to the Enterprises Stockholders Meeting, if the Board of Directors of Enterprises determines reasonably and in good faith that it is necessary to do so in order to comply with its duties to the stockholders of Enterprises under applicable law in the context of the transactions contemplated hereby, Enterprises may, in response to an Enterprises Takeover Proposal which was not solicited by it and which did not result from a breach of this Section 6.2(a), and provided Enterprises shall provide prior written notice of its decision to take such action to Legacy and shall comply with Section 6.2(c), (x) furnish information with respect to Enterprises and its Subsidiaries to any person making such an Enterprises Takeover Proposal pursuant to a customary confidentiality agreement (as determined by Enterprises after consultation with its outside counsel) and (y) participate in discussions or negotiations regarding such Enterprises Takeover Proposal. For purposes of this Agreement,

     "Enterprises Takeover Proposal" means any proposal made by a third party (other than Legacy) to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or similar transaction, more than 25% of the combined voting power of the shares of Enterprises Common Stock or shares or equity interests in any of its Subsidiaries, in each case then outstanding or all or substantially all the assets of Enterprises or any of its Subsidiaries. Notwithstanding the foregoing, nothing in this Section 6.2 shall prevent Enterprises from consummating the $100,000,000 investment contemplated in Section 6.12(e).

          (b) Except as expressly permitted by this Section 6.2, neither the Board of Directors of Enterprises nor any committee thereof shall (i) withdraw or propose publicly to withdraw, or modify or propose publicly to modify in a manner adverse to Legacy, the approval or recommendation by such Board of Directors or such committee of the Enterprises Voting Proposals in connection with the Merger, (ii) approve or recommend, or propose publicly to approve or recommend, any Enterprises Takeover Proposal or (iii) cause Enterprises to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Enterprises Acquisition Agreement") related to any Enterprises Takeover Proposal. Notwithstanding the foregoing, in the event that a majority of the Board of Directors of Enterprises determines reasonably and in good faith (A) (based on the advice of a financial advisor of nationally recognized reputation) that a pending Enterprises Takeover Proposal is more favorable to Enterprises' stockholders than the Merger and the transactions contemplated hereby, (B) that such Enterprises Takeover Proposal is reasonably capable of being consummated, (C) that there is a substantial probability that the Enterprises Voting Proposals will not be approved by holders of Enterprises Common Stock due to the pending Enterprises Takeover Proposal and (D) (taking into account the matters in clause (A), (B) and (C)) that it is necessary to terminate this Agreement to accept such Enterprises Takeover Proposal in order to comply with its duties to the stockholders of Enterprises under applicable law in the context of the transactions contemplated hereby, the Board of Directors of Enterprises may (subject to this and the following sentences and in compliance with Section 8.4(a)) approve and recommend such Enterprises Takeover Proposal and, in connection therewith, withdraw its approval or recommendation of the Enterprises Voting Proposals, provided that in such case it simultaneously therewith terminates this Agreement and concurrently with such termination causes Enterprises to enter into a definitive acquisition agreement with respect to such Enterprises Takeover Proposal, but only at a time that is after the fifth business day following Legacy's receipt of written notice advising Legacy that the Board of Directors of Enterprises is prepared to accept an Enterprises Takeover Proposal, specifying the material terms and conditions of such Enterprises Takeover Proposal and identifying the person making such Enterprises Takeover Proposal, provided that (y) at all reasonable times during such five-day period Enterprises shall have cooperated with Legacy with the objective of providing Legacy a reasonable opportunity to propose and negotiate a modification of the terms and conditions of this Agreement so that a business combination may be effected between Enterprises and Legacy and (z) at the end of such five-day period the Board of Directors of Enterprises shall continue to believe in good faith that clauses (A), (B), (C) and (D) above apply to the Enterprises Takeover Proposal.

          (c) In addition to the obligations of Enterprises set forth in paragraphs (a) and (b) of this Section 6.2, Enterprises shall immediately cease any current discussions or negotiations with respect to any Enterprises Takeover Proposal and hereafter, immediately advise Legacy orally and in writing of any request for information or of any Enterprises Takeover Proposal, the material terms and conditions of such request or Enterprises Takeover Proposal and the identity of the person making such request or Enterprises Takeover Proposal. Enterprises will keep Legacy reasonably informed of the status and details (including amendments or proposed amendments) of any such request or Enterprises Takeover Proposal.

          (d) Nothing contained in this Section 6.2 shall prohibit Enterprises from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to Enterprises' stockholders if, in the good faith judgment of the Board of Directors of Enterprises, after consultation with outside counsel, failure so to disclose would be a violation of its obligations under applicable law; provided, however, that neither Enterprises nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to the Enterprises Voting Proposals or approve or recommend, or propose publicly to approve or recommend, an Enterprises Takeover Proposal, except in accordance with this Section 6.2.

     6.3 CONDUCT OF BUSINESSES.

          (a) During the period from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, except as set forth in Schedule 6.3 of the Legacy Disclosure Letter or Schedule
     6.3 of the Enterprises Disclosure Letter or as contemplated by this Agreement or the Legacy Asset Transfer (as hereinafter defined) or the Tender Offer, unless the other party has consented in writing thereto (which consent shall not be unreasonably withheld or delayed), Enterprises and Legacy:

               (i) shall use commercially reasonable efforts, and shall cause each of their respective Subsidiaries to use commercially reasonable efforts, to preserve intact their business organizations and goodwill and keep available the services of their respective officers and employees subject to the restrictions set forth in this Agreement;

               (ii) subject to the other provisions of this Section 6.3, shall confer on a regular basis with one or more representatives of the other to report material operational matters and, subject to Sections
          6.1 and 6.2, respectively, any proposals to engage in material transactions; and

               (iii) shall promptly deliver to the other true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement.

          (b) During the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement, except as set forth in the Legacy Disclosure Letter or as contemplated by this Agreement or the Legacy Asset Transfer, unless

     Enterprises has consented in writing thereto (which consent shall not be unreasonably withheld or delayed), Legacy:

               (i) shall, and shall cause each of its Subsidiaries to, conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted, subject to the restrictions of this Agreement;

               (ii) shall not, and shall cause each of its Subsidiaries not to, acquire, enter into an option to acquire or exercise an option or contract to acquire additional real property, encumber assets or commence construction of, or enter into any agreement or commitment to develop or construct (other than tenant improvements, reimbursements and allowances in the ordinary course of business in accordance with past practice), retail shopping center properties or other real estate projects, in an amount (together with acquisitions permitted under clause (xi) of this Section 6.3(b)) which exceeds $150,000,000 in the aggregate;

               (iii) shall not, and shall cause each of its Subsidiaries not to amend the Legacy Certificate or Legacy Bylaws, partnership agreement, certificate of incorporation or other governing documents, as the case may be;

               (iv) shall not, and shall cause each of its Subsidiaries not to,
          (A) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof, issue any shares of its capital stock (except to Legacy), effect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction, (B) grant, confer or award any option, warrant, conversion or other right to acquire any shares of its capital stock, or amend or permit the acceleration of vesting of any options, (C) increase any compensation or enter into or amend any employment agreement with any of its present or future officers or directors except as expressly contemplated by this Agreement or (D) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect, except for changes which are required by applicable law or are less favorable to participants in such plans;

               (v) shall not declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock, except in connection with the use of shares of capital stock to pay the exercise price or Tax withholding in connection with stock-based employee benefit plans of Legacy, directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, or make any commitment for any such action;

               (vi) except in the ordinary course of business consistent with past practice, shall not, and shall not permit any of its Subsidiaries to, sell, mortgage or otherwise encumber or subject to any Encumbrances or otherwise dispose of, except by leasing in the ordinary course of business, (A) any material Legacy Properties or any of its capital stock of or other interests in its Subsidiaries or (B) any of its other assets which are material, individually or in the aggregate;

               (vii) shall not and shall not permit any of its Subsidiaries to,
          (A) incur, assume or prepay any indebtedness for borrowed money in an amount in excess of $150,000,000, which amounts will be applied to pay down outstanding borrowings under Legacy's existing credit facilities or to matters specified in Section 6.3(b)(ii), in each case in a manner consistent with Legacy's past practice, (B) assume, guarantee, endorse (other than items for collection) or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any third party or (C) make any loans, advances or capital contributions to, or (except as permitted by Section 6.3(b)(xi)) investments in, any other person, other than loans, advances and capital contributions to Subsidiaries;

               (viii) shall not, and shall not permit any of its Subsidiaries to, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of Legacy included in the Legacy Reports or incurred in the ordinary course of business consistent with past practice;

               (ix) shall not, and shall not permit any of its Subsidiaries to, enter into any contract, arrangement or understanding which may result in total payments or liability by or to it in excess of $2,000,000, except (A) tenant reimbursements and allowances and leases entered into in the ordinary course consistent with past practice and (B) capital expenditures incurred in the ordinary course of business consistent with past practice;

               (x) shall not, and shall not permit any of its Subsidiaries to, enter into any contract, arrangement or understanding with any officer, director, consultant or affiliate of Legacy or any of its Subsidiaries (A) which is not in the ordinary course of business and consistent with past practices or (B) where the amount involved exceeds $50,000;

               (xi) shall not acquire, enter into any contract, arrangement or understanding (whether or not binding) to acquire or announce any proposed acquisition of, 25% or more of the equity interests or all or substantially all of the assets of another entity which has net assets in excess of $25,000,000, subject to the limitation in clause (ii) of this Section 6.3(b);

               (xii) shall not make any changes in its accounting methods or policies except as required by law, the SEC or generally accepted accounting principles;

               (xiii) shall maintain and cause its Subsidiaries to maintain, insurance in such amounts and against such risks as are customary for companies like Legacy;

               (xiv) notwithstanding anything to the contrary herein contained, shall not and shall not permit any of its Subsidiaries to make any loan of money to or investment in, or purchase any equity interest in, buy any property from or sell any property to, or enter into any partnership or joint venture with Enterprises; provided, however, that nothing in this Section 6.3 shall prevent Legacy from borrowing any additional sums under its existing credit facility with

          Enterprises. Legacy will fully enforce and not waive the provisions of each material agreement between Legacy and Enterprises in effect on the date hereof;

               (xv) shall not make any material Tax election or settle or compromise any material liability for Taxes;

               (xvi) shall not have, as of the time immediately prior to the Effective Time, a positive balance of either (A) current earnings and profits (as determined under applicable provisions of the Code and the corresponding Treasury Regulations) or (B) accumulated earnings and profits (as determined under applicable provisions of the Code and the corresponding Treasury Regulations). For purposes of this covenant and the non-REIT earnings and profits prohibition of Code Section 857(a)(2)(B) and Treasury Regulations Section 1.857-11, Legacy shall cause PricewaterhouseCoopers LLP to prepare a report, in accordance with the applicable provisions of the Code and the corresponding Treasury Regulations, and in form and substance reasonably acceptable to Enterprises, setting forth the amount of Legacy's current and accumulated earnings and profits as of the dates set forth in the following sentence. Such determination shall be made as promptly as practicable (but in no event later than three (3) business days prior to the Closing Date) (A) as of the date of this Agreement and (B) as of the time immediately prior to the Effective Time; and

               (xvii) where one or more actions are prohibited under this
          Section 6.3(b), shall not, and shall not permit any of its Subsidiaries to, authorize, or commit or agree to take, any of such actions.

          (c) During the period from the date of this Agreement until the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms, except as set forth in the Enterprises Disclosure Letter or as contemplated by this Agreement or the Tender Offer, unless Legacy has consented in writing thereto (which consent shall not be unreasonably withheld or delayed), Enterprises:

               (i) shall, and shall cause each of its Subsidiaries to, conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted, subject to the restrictions of this Agreement;

               (ii) shall not, and shall cause each of its Subsidiaries not to, acquire, enter into an option to acquire or exercise an option or contract to acquire additional real property, encumber assets or commence construction of, or enter into any agreement or commitment to develop or construct (other than tenant improvements reimbursements and other allowances in the ordinary course of business consistent with past practice), retail shopping center properties or other real estate projects, in an amount (together with acquisitions permitted under clause (xi) of this Section 6.3(c)) which exceeds $150,000,000 in the aggregate;

               (iii) shall not, and shall cause each of its Subsidiaries not to amend the Enterprises Articles (except for the Enterprises Charter Amendment) or Enterprises Bylaws, partnership agreement, articles of organization or other governing documents, as the case may be;

               (iv) shall not, and shall cause each of its Subsidiaries not to,
          (A) except pursuant to the exercise of warrants, conversion rights, and other contractual rights existing on the date hereof, issue any shares of its capital stock (except to Enterprises), effect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction, (B) grant, confer or award any warrant, conversion or other right to acquire any shares of its capital stock
          (C) increase any compensation or enter into or amend any employment agreement with any of its present or future officers or directors except as expressly contemplated by this Agreement or (D) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect, except for changes which are required by applicable law or are less favorable to participants in such plans and except as contemplated in the Enterprises Voting Proposals;

               (v) except in the ordinary course of business consistent with past practice, shall not declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, or make any commitment for any such action;

               (vi) except in the ordinary course of business consistent with past practice, shall not, and shall not permit any of its Subsidiaries to, sell, mortgage or otherwise encumber or subject to any Encumbrances or otherwise dispose of, except by leasing in the ordinary course of business, (A) any material Enterprises Properties or any of its capital stock of or other interests in its Subsidiaries or (B) any of its other assets which are material, individually or in the aggregate;

               (vii) shall not, and shall not permit any of its Subsidiaries to,
          (A) incur, assume or prepay any indebtedness for borrowed money in an amount in excess of $150,000,000, which amounts will be applied to pay down outstanding borrowings under Enterprises' existing credit facilities or to matters specified in Section 6.3(c)(ii), in each case in a manner consistent with Enterprises' past practice, (B) assume, guarantee, endorse (other than items for collection) or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any third party or (C) make any loans, advances or capital contributions to, or (except as permitted by Section 6.3(c)(xi)) investments in, any other person, other than loans, advances and capital contributions to Subsidiaries;

               (viii) shall not, and shall not permit any of its Subsidiaries to, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of Enterprises included in the Enterprises Reports or incurred in the ordinary course of business consistent with past practice;

               (ix) shall not, and shall not permit any of its Subsidiaries to, enter into any contract, arrangement or understanding which may result in total payments or liability by or to it in excess of $2,000,000, except (A) tenant reimbursements and allowances and leases entered into in the ordinary course consistent with past practice and
          (B) capital expenditures incurred in the ordinary course of business consistent with past practice;

               (x) shall not, and shall not permit any of its Subsidiaries to, enter into any contract, arrangement or understanding with any officer, director, consultant or affiliate of Enterprises or any of its Subsidiaries (A) which is not in the ordinary course of business and consistent with past practices or (B) where the amount involved exceeds $50,000;

               (xi) shall not acquire, enter into any contract, arrangement or understanding (whether or not binding) to acquire or announce any proposed acquisition of, 25% or more of the equity interests or all or substantially all of the assets of another entity which has net assets in excess of $25,000,000, subject to the limitations in clause (ii) of this Section 6.3(c);

               (xii) shall not make any changes in its accounting methods or policies except as required by law, the SEC or generally accepted accounting principles;

               (xiii) shall maintain and cause its Subsidiaries to maintain, insurance in such amounts and against such risks as are customary for companies like Enterprises;

               (xiv) notwithstanding anything to the contrary herein contained, shall not and shall not permit any of its Subsidiaries to make any loan of money to or investment in, or purchase any equity interest in, buy any property from or sell any property to, or enter into any partnership or joint venture with Legacy; provided, however, that nothing in this Section 6.3 shall prevent Enterprises from loaning any additional sums under its existing credit facility with Legacy. Enterprises will fully enforce and not waive the provisions of each material agreement between Enterprises and Legacy in effect on the date hereof;

               (xv) shall not make any material Tax election or settle or compromise any material liability for Taxes;

               (xvi) shall not take any action or fail to take any action, if such action or failure to act would reasonably be expected to cause Enterprises to fail to qualify as a REIT for federal or state income tax purposes; and

               (xvii) where one or more actions are prohibited under this
          Section 6.3(c), shall not, and shall not permit any of its Subsidiaries to, authorize, or commit or agree to take, any of such actions.

          (d) Except as required by law, Enterprises, on the one hand, and Legacy, on the other hand, shall not, and shall not permit any of their respective Subsidiaries to, voluntarily take any action that would, or that could reasonably be expected to, result in, except as contemplated by Sections 6.1 and 6.2, any of the conditions to the Merger set forth in
     Article 7 not being satisfied.

     6.4 MEETINGS OF STOCKHOLDERS. Each of Legacy and Enterprises will take all action necessary in accordance with applicable law and the Legacy Certificate and Enterprises Articles, as applicable, to convene a meeting of its stockholders, at which a quorum is present, as soon as reasonably practicable to consider and vote upon, in the case of Legacy (including any adjournment or postponement thereof, the "Legacy Stockholders Meeting") the approval of this Agreement and the Merger (collectively, the "Legacy Voting Proposals"), and, in the case of Enterprises (including any adjournment or postponement thereof, the "Enterprises Stockholders Meeting") the approval of the issuance of the Merger Consideration, the adoption of an equity incentive plan in a form mutually agreeable to the parties (the "Enterprises Option Plan"), the amendments to the Enterprises Articles set forth on EXHIBIT C to this Agreement (the "Enterprises Charter Amendment") and the election of the individuals to the Board of Directors of Enterprises set forth on EXHIBIT D to this Agreement (collectively, the "Enterprises Voting Proposals"). The Boards of Directors of Enterprises and Legacy shall each recommend such approvals and Enterprises and Legacy shall each take all lawful, commercially reasonable action to solicit such approvals, including, without limitation, timely mailing the Joint Proxy Statement/Prospectus (as hereinafter defined). Enterprises and Legacy shall coordinate and cooperate with respect to the timing of such meetings and shall use their reasonable efforts to hold such meetings on the same day. If on the date of the meetings of Enterprises and Legacy established pursuant to this paragraph, either Enterprises or Legacy has respectively received less than the requisite approval and neither a Legacy Takeover Proposal nor an Enterprises Takeover Proposal has been publicly disclosed and not withdrawn prior to the date of such meeting, then both parties shall recommend the adjournment or postponement of their respective meetings until the first to occur of (a) the date ten (10) days after the originally scheduled date of such meetings or (b) the date on which duly executed proxies for the requisite number of votes approving the Legacy Voting Proposals (in the case of Legacy) or the date on which duly executed proxies for the requisite number of votes approving the Enterprises Voting Proposals (in the case of Enterprises) shall have been obtained. Notwithstanding the foregoing, Legacy and Enterprises and their respective Boards of Directors may take and disclose to their respective stockholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act if required to do so by the Exchange Act, comply with Rule 14d-9 thereunder and make all other disclosures required by applicable law.

     6.5 FILINGS; OTHER ACTION. Subject to the terms and conditions herein provided, Legacy, Enterprises and Merger Sub shall (a) to the extent required, promptly make their respective filings with respect to the Merger, (b) use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations, (c) use all reasonable efforts to obtain in writing any consents required from third parties in form reasonably satisfactory to Legacy and Enterprises necessary to effectuate the Merger and (d) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of Legacy, Enterprises and Merger Sub shall take all such necessary action. If any "fair price" or "control share acquisition" statute or similar statute or regulation shall become applicable to the transactions contemplated hereby, Legacy, Enterprises and Merger Sub and their respective Boards of Directors shall use commercially reasonable efforts to grant such approvals and to take such other actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and shall otherwise use commercially reasonable efforts to minimize or eliminate the effects of any such statute or regulation on the transactions contemplated hereby. Enterprises and Legacy shall promptly advise each other of and confer and consult with respect to any communications from governmental agencies with respect to the transactions contemplated by this Agreement.

     6.6 INSPECTION OF RECORDS. Until the earlier of the Effective Time or the date on which this Agreement is terminated in accordance with its terms, each of Legacy and Enterprises shall allow all designated officers, attorneys, accountants and other representatives of the other access at all reasonable times to the records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of Legacy and Enterprises and their respective Subsidiaries for purposes related to an evaluation of the transactions contemplated hereby, subject to any restrictions arising under applicable law.

     6.7 PUBLICITY. The initial press release relating to this Agreement shall be a joint press release and thereafter Legacy and Enterprises shall, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto.

     6.8 REGISTRATION STATEMENT. Enterprises and Legacy shall cooperate and promptly prepare and Enterprises shall file with the SEC as soon as reasonably practicable, a Registration Statement on Form S-4 (the "Form S-4") under the Securities Act, with respect to the Merger Consideration issuable in the Merger, and a portion of which Registration Statement shall also serve as the joint proxy statement with respect to the Legacy Stockholders Meeting and the Enterprises Stockholders Meeting (the "Joint Proxy Statement/Prospectus"). The respective parties will cause the Joint Proxy Statement/Prospectus and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Each of Legacy and Enterprises shall furnish all information about itself and its business and operations and all necessary financial information to the other as the other may reasonably request in connection with the preparation of the Form S-4. Enterprises shall use its reasonable best efforts, and Legacy will cooperate with Enterprises, to have the Form S-4 declared effective by the SEC as promptly as practicable. Enterprises shall use its reasonable best efforts to obtain, prior to the effective date of the Form S-4, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement and will pay all expenses incident thereto. Enterprises agrees that the Joint Proxy Statement/Prospectus and each amendment or supplement thereto at the time of mailing thereof and at the time of the Legacy Stockholders Meeting and Enterprises Stockholders Meeting, respectively, and, in the case of the Form S-4 and each amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by Enterprises in reliance upon and in conformity with information concerning Legacy furnished to Enterprises by Legacy in writing specifically for use in the Joint Proxy Statement/Prospectus. Legacy agrees that the information provided by it for inclusion in the Joint Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the Legacy Stockholders Meeting and Enterprises Stockholders Meeting, respectively, and, in the case of information provided by Legacy in writing for inclusion in the Form S-4 or any amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Enterprises will advise Legacy, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Enterprises Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4 or comments thereon (which Enterprises agrees to promptly respond to) and responses thereto or requests by the SEC for additional information (which Enterprises agrees to promptly provide).

     6.9 LISTING APPLICATION. Enterprises shall promptly prepare and submit to Nasdaq a listing application covering the Enterprises Common Stock issuable in the Merger (unless the Board of Directors of Enterprises determines to submit such an application to an alternative national securities exchange, which is reasonably acceptable to Legacy), and shall use its reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such Enterprises Common Stock, subject to official notice of issuance.

     6.10 EXPENSES. Each of Enterprises, Merger Sub, and Legacy will pay separately its own expenses in connection with this Agreement and the transactions contemplated hereby.

     6.11 INDEMNIFICATION.

          (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, employee, fiduciary or agent of Legacy (each an "Indemnified Party") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he, she or it is or was a director, officer, employee or agent of Legacy, or is or was serving at the request of Legacy as a director, officer, employee or agent of another corporation, partnership, joint venture, limited liability company or other enterprise or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time (and including with respect to any matters occurring at the Effective

     Time), the parties hereto agree to cooperate and use commercially reasonable efforts to defend against and respond thereto. It is understood and agreed that Legacy shall indemnify and hold harmless, and after the Effective Time Enterprises shall indemnify and hold harmless, as and to the full extent permitted by applicable law or the Legacy Certificate, each Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys' fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time (and including with respect to any matters occurring at the Effective
     Time)), (i) Legacy, and Enterprises after the Effective Time, shall promptly pay expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the full extent permitted by law, (ii) the Indemnified Parties may retain counsel satisfactory to them, provided such counsel is reasonably satisfactory to Legacy, and Enterprises after the Effective Time, (iii) Legacy, and Enterprises after the Effective Time, shall promptly pay all fees and expenses of such counsel for the Indemnified Parties after reasonably detailed statements therefor are received and (iv) Legacy and Enterprises will use commercially reasonable efforts to assist in the vigorous defense of any such matter; provided, that neither Legacy nor Enterprises shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed); and provided further that Enterprises shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. The Indemnified Parties as a group may retain only one law firm to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. Any Indemnified Party wishing to claim indemnification under this Section 6.11, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Legacy and, after the Effective Time, Enterprises, thereof, provided that the failure to so notify shall not affect the obligations of Legacy or Enterprises except to the extent such failure to notify materially prejudices such party.

          (b) Enterprises agrees that all rights to indemnification existing in favor, and all limitations on the personal liability, of the Indemnified Parties provided for in the Legacy Certificate or similar organizational documents as in effect as of the Effective Time with respect to matters occurring at or prior to the Effective Time are contract rights and shall survive the Merger and shall continue in full force and effect thereafter.

          (c) From and after the Effective Time, Enterprises shall, or shall cause the Surviving Corporation to, keep in effect provisions in the Legacy Certificate that provide for exculpation of director liability and indemnification of directors, officers, employees and agents of Legacy to the extent that such persons are entitled thereto under the Legacy Certificate on the date hereof (or, if more favorable to such persons, at the Effective Time as contemplated by Article 1 hereof), which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals unless such modification is required by law.

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

          (d) In the event that Enterprises or the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case the successors and assigns of such entity shall assume the obligations set forth in this Section 6.11, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party.

          (e) This Section 6.11 is intended to be for the benefit of, and to grant third party rights to, the Indemnified Parties, their heirs and personal representatives and shall be binding on Enterprises and the Surviving Corporation, and their representatives, successors and assigns. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 6.11 and Enterprises acknowledges and agrees that each Indemnified Party would suffer irreparable harm in the event of and that no adequate remedy at law exists for a breach of such covenants.

     6.12 EMPLOYEES; OFFICERS; DIRECTORS.

          (a) Enterprises shall offer positions of employment to all employees of Legacy immediately following the Effective Time and shall assume all employment agreements of Legacy, subject to the modifications contemplated by Section 7.3(c) hereof. The positions offered to such employees shall be reasonably comparable to the positions held by such individuals at Legacy, and the level of salary and bonus for any individual will not be less than his or her salary as of the date hereof and his or her bonus for calendar year 2000, respectively. Enterprises shall establish fringe benefits for all such individuals which are consistent in the aggregate with the fringe benefits currently enjoyed by such individuals as a group at Legacy.

          (b) Subject to considerations relating to the particular geographic region in which the employee is located and applicable law, it is the intent of the parties hereto that the employees of Legacy employed by Enterprises after the Effective Time (the "Former Legacy Employees") shall in general receive credit with respect to each employee benefit plan, program, policy or arrangement of Enterprises, for service with Legacy or any of its Subsidiaries (as applicable) for purposes of determining eligibility to participate (including waiting periods, and without being subject to any entry date requirement after the waiting period has been satisfied), vesting (as applicable) and entitlement to benefits. Enterprises shall provide each Former Legacy Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time, to the extent legally permissible.

          (c) For purposes of this Section 6.12, the term "employees" shall mean all current employees of Legacy and its Subsidiaries (including those on disability or approved leave of absence, paid or unpaid).

          (d) The persons listed on EXHIBIT D hereto under the heading "Officers" with their respective titles shall be the officers of Enterprises as of the Effective Time. In the event that prior to the Effective Time any person designated on EXHIBIT D (including by reason of this sentence) is unable or unwilling to serve as an officer of Enterprises, Enterprises and Legacy shall mutually determine the person or persons to serve as such officer in replacement for such person.

          (e) As of the Effective Time, the Board of Directors of Enterprises shall be reconstituted to have seven (7) members, four (4) to be designated by Enterprises and three (3) to be designated by Legacy (subject to the right of the investor, or group of investors, making any investment of at least $100,000,000, to designate one (1) additional director and one (1) of the three (3) directors to otherwise be designated by Legacy), so that the persons listed on EXHIBIT D hereto under the heading "Directors" shall become the directors of Enterprises as of the Effective Time. In the event that any person designated on EXHIBIT D is unable or unwilling to serve as a director of Enterprises as of the Effective Time, then Enterprises shall designate the replacements for any such persons who are designated by Enterprises, and Legacy shall designate the replacements for any such persons who are designated by Legacy and in each such case, such replacement designees shall be treated as if set forth on EXHIBIT D as of the date hereof in place of the person for whom he or she has been designated as a replacement.

          (f) After the Effective Time, Enterprises shall make periodic grants of options with respect to its Common Stock to the Former Legacy Employees on a basis which is generally comparable to Legacy's stock option grant practices prior to the Effective Time and which is consistent with Enterprises stock option grant practices for its employees who are situated similarly to the Former Legacy Employees. In addition, in making such grants, Enterprises agrees that it shall take into account any Legacy stock options which the Former Legacy Employees have agreed to cancel prior to the Effective Time.

     6.13 REORGANIZATION. Neither Legacy, Enterprises or Merger Sub or any of their respective Subsidiaries or other Affiliates shall take any action or fail to take any action if such action or failure to act would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code. Legacy, Enterprises and Merger Sub shall take all actions which are necessary to obtain the opinions of counsel referred to in Section 7.1(f), including, without limitation, by making any and all representations and covenants reasonably requested by counsel to render such opinions.

     6.14 ADVICE OF CHANGES. Enterprises and Legacy shall each promptly advise the other party orally and in writing to the extent it has knowledge of any change or event having, or which, insofar as can reasonably be foreseen, would have a Legacy Material Adverse Effect or Enterprises Material Adverse Effect, as the case may be, or a material adverse effect on the ability of the conditions set forth in Article 7 to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

     6.15 REIT STATUS. Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit Enterprises from taking, and Enterprises hereby agrees to take, any action at any time or from time to time that in the reasonable judgment of the Board of Directors of Enterprises, upon advice of counsel, is legally necessary or desirable for Enterprises to maintain its qualification as a REIT for federal and state income tax purposes or to eliminate or reduce income or excise taxes under Sections 856-860 and 4981 of the Code (and similar provisions of state or local tax law) for any period or portion thereof ending on or prior to the Effective Time, including without limitation, making dividend or distribution payments to stockholders of Enterprises.

     6.16 CONFIDENTIALITY. Each of Legacy and Enterprises shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other party concerning it and its Subsidiaries' businesses, operations and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Closing Date, each party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other party.

     6.17 TENDER OFFER. Prior to the Effective Time, Enterprises shall take all action necessary in accordance with applicable law and the Enterprises Articles, as applicable, to commence an offer (the "Tender Offer") to purchase all outstanding shares of Enterprises Common Stock (other than those shares held by Legacy) at a price of $7.00 per share, net to the seller in cash without interest. The Tender Offer shall close concurrently with, and be conditioned on, the consummation of the Merger. Enterprises shall be obligated to accept for payment, purchase and pay for all shares of Enterprises Common Stock tendered pursuant to the Tender Offer which are validly tendered and not withdrawn prior to the expiration of the Tender Offer.

     6.18 EXCHANGE OFFER/CONSENT SOLICITATION. Prior to the Effective Time, Enterprises shall take all action necessary in accordance with applicable law and the Enterprises Articles, as applicable, to commence an exchange offer (the "Exchange Offer") in which holders of the Debentures and the Notes would be offered Enterprises Preferred Stock in exchange for their debt securities. The Debentures and the Notes will be valued at par and the Enterprises Preferred Stock will be valued at $15.00 per share for purposes of the Exchange Offer. The Exchange Offer shall close concurrently with, and be conditioned on the consummation of the Merger. In connection with the Exchange Offer, Enterprises shall also seek the consent of the holders of a majority of the outstanding principal amount of the Debentures and the Notes to (a) release the collateral securing such debt securities and (b) take any other related actions requiring their consent. Enterprises shall be obligated to acquire, and to issue shares of Enterprises Preferred Stock in exchange for, all Debentures and Notes tendered pursuant to the Exchange Offer which are validly tendered and not withdrawn prior to the expiration of the Exchange Offer. Upon receipt of the requisite vote of the holders of the Debentures and the Notes, Enterprises shall take all action necessary to cause the Enterprises Common Stock held by the Surviving Corporation securing the Debentures and the Notes to be cancelled for no consideration.

     6.19 LEGACY ASSET TRANSFER AND TRS ELECTION. Prior to the Effective Time, Legacy shall form a wholly owned Subsidiary having the directors and officers set forth on EXHIBIT A and EXHIBIT B hereto, respectively, and shall transfer to such Subsidiary all of the assets listed on EXHIBIT E hereto in a manner mutually agreeable to the parties (the "Legacy Asset Transfer").

After the Closing Date, Enterprises shall, to the extent permitted under applicable law, make a timely and valid election to treat such Subsidiary as its "taxable REIT subsidiary" within the meaning of Code Section 856(l) (a "TRS") for federal and state income tax purposes, with such election to be effective from and after the Effective Time.

     6.20 MERGER SUB. Enterprises shall cause Merger Sub to take all necessary action to complete the transactions contemplated by this Agreement, subject to the terms and conditions hereof.

     6.21 PRESERVATION OF REIT STATUS. At all times from and after the date of this Agreement, (a) Enterprises shall take all actions necessary for Enterprises to maintain its status as a REIT for federal and state income tax purposes and
(b) Enterprises shall not take any action or fail to take any action if such action or failure to act could cause Enterprises to fail to qualify as a REIT for federal or state income tax purposes.

     6.22 REORGANIZATION. Each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code. Each party hereto shall report the Merger as a reorganization within the meaning of Code Section 368(a)(1)(C) and shall take no position inconsistent therewith on any Return or in any audit or other proceeding before any taxing authority.

     6.23 ELECTION WITH RESPECT TO ASSETS. After the Effective Time, Enterprises shall make a valid, timely and irrevocable election pursuant to IRS Notice 88-19 and Temporary Treasury Regulations Section 1.337(d)-5T(b) with respect to the assets of Legacy and its Subsidiaries acquired by Enterprises in the Merger.

     6.24 TRANSFER AND GAINS TAX. Enterprises will pay any federal, state, local or foreign tax which is attributable to the transfer of the beneficial ownership of Legacy's or its Subsidiaries' real and personal property (collectively, the "Gains Taxes"), any penalties or interest with respect to the Gains Taxes payable in connection with the consummation of the Merger, any federal, state, local or foreign tax which is attributable to the transfer of Legacy Common Stock pursuant to the terms of this Agreement (collectively, "Stock Transfer Taxes") and any penalties or interest with respect to any such Stock Transfer Taxes. Legacy and Enterprises agree to cooperate with the other in the filing of any Returns with respect to the Gains Taxes or Stock Transfer Taxes, including supplying in a timely manner a complete list of all real property interests held by Legacy and its Subsidiaries and any information with respect to such property that is reasonably necessary to complete such Returns. The portion of the consideration allocable to the real property of Legacy and its Subsidiaries shall be agreed to between Enterprises and Legacy. The stockholders of Legacy shall be deemed to have agreed to be bound by the allocation established pursuant to this Section 6.24 in the preparation of any Return with respect to the Gains Taxes or Stock Transfer Taxes. Notwithstanding the foregoing, the Gains Taxes and Stock Transfer Taxes shall not include any federal, state, local or foreign tax in the nature of an income tax.

                                   ARTICLE 7
                                   CONDITIONS

     7.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger and the other transactions contemplated hereby to occur at the Effective Time shall be subject to the fulfillment on or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, by the parties hereto, to the extent permitted by applicable law:

          (a) The Legacy Voting Proposals shall have been approved by the requisite vote of the holders of the Legacy Common Stock, and the Enterprises Voting Proposals shall have been approved by the requisite vote of the holders of the Enterprises Common Stock and Enterprises Preferred Stock.

          (b) None of the parties hereto shall be subject to any order, ruling or injunction of a court of competent jurisdiction, and there shall not have been enacted any statute or regulation, which prohibits or makes illegal the consummation of the transactions contemplated by this Agreement. In the event any such order, ruling or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such order, ruling or injunction lifted, stayed or reversed.

          (c) The Form S-4 shall have become effective and all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement shall have been obtained and no stop order with respect to any of the foregoing shall be in effect and no proceedings for that purpose shall have been initiated or, to the knowledge of Enterprises or Legacy, threatened by the SEC.

          (d) Enterprises shall have obtained the approval for the listing of the Enterprises Common Stock issuable in the Merger on Nasdaq (unless an alternative national securities exchange is selected in accordance with
     Section 6.9, and in that instance, the approval of such other exchange shall have been obtained), subject to official notice of issuance.

          (e) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board, other regulatory body or third parties required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a material adverse effect on the business, results of operations or financial condition of Enterprises or Legacy (together with their respective Subsidiaries), taken as a whole, following the Effective Time.

          (f) Enterprises and Merger Sub shall have received an opinion dated the Closing Date of Munger, Tolles & Olson LLP and Legacy shall have received an opinion dated the Closing Date of Latham & Watkins, in each case to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that Legacy and Enterprises (as applicable) will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering their opinions such firms may rely on representations of Legacy, Enterprises, Merger Sub and others.

          (g) There shall not have been (i) any federal legislative or regulatory change that would cause Enterprises to cease to qualify (either prior to the Merger or after the Effective Time) as a REIT for federal or state income tax purposes or (ii) any federal legislative or regulatory change that would cause the Merger to be taxable to any of Enterprises, Legacy, the stockholders of Enterprises or the stockholders of Legacy.


     7.2 CONDITIONS TO OBLIGATIONS OF LEGACY TO EFFECT THE MERGER. The obligation of Legacy to effect the Merger and the other transactions contemplated hereby to occur at the Effective Time shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, unless waived by Legacy:

          (a) Enterprises and its Subsidiaries shall have performed in all material respects their covenants and agreements contained in this Agreement required to be performed at or prior to the Effective Time and the representations and warranties of Enterprises and its Subsidiaries contained in this Agreement that are qualified as to an Enterprises Material Adverse Effect shall be true and correct in all respects and any of such representations and warranties that are not so qualified shall be true and correct except where the failure to be so true and correct individually or in the aggregate would not have an Enterprises Material Adverse Effect, in each case, as of the Effective Time as if made as of the Effective Time (except to the extent that the representation or warranty is expressly limited by its terms to another date), and Legacy shall have received a certificate of the Chairman or Chief Executive Officer of Enterprises on behalf of Enterprises, dated the Closing Date, certifying to such effect.

          (b) From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business or operations of Enterprises and its Subsidiaries, taken as a whole, that would have an Enterprises Material Adverse Effect other than any such change that results from a decline or deterioration in general economic conditions or in conditions in the real estate markets in which either Legacy or Enterprises operates and that affects both Legacy and Enterprises in a substantially similar manner.

          (c) The Enterprises Charter Amendment shall have been properly filed with and accepted by the Maryland DAT.

          (d) The Board of Directors of Enterprises shall have been reconstituted as provided in Section 6.12(e) hereof and the officers of Enterprises shall have been appointed in accordance with Section 6.12(d) hereof.

     7.3 CONDITIONS TO OBLIGATION OF ENTERPRISES TO EFFECT THE MERGER. The obligations of Enterprises to effect the Merger and the transactions contemplated hereby to occur at the Effective Time shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, unless waived by Enterprises:

          (a) Legacy and its Subsidiaries shall have performed in all material respects their covenants and agreements contained in this Agreement required to be performed at or prior to the Effective Time and the representations and warranties of Legacy and its Subsidiaries contained in this Agreement that are qualified as to a Legacy Material Adverse Effect shall be true and correct in all respects and any such representations and warranties that are not so qualified shall be true and correct except where the failure to be true and correct individually or in the aggregate would not have a Legacy Material Adverse Effect in each case, as of the Effective Time as if made as of the Effective Time (except to the extent that the representation or warranty is expressly limited by its terms to another date), and Enterprises shall have received a certificate of the Chairman or Chief Executive Officer of Legacy, on behalf of Legacy, dated the Closing Date, certifying to such effect.

          (b) From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business or operations of Legacy and its Subsidiaries, taken as a whole, that would have a Legacy Material Adverse Effect other than any such change that results from a decline or deterioration in general economic conditions or in conditions in the real estate markets in which either Legacy or Enterprises operates and that affects both Legacy and Enterprises in a substantially similar manner.

          (c) Legacy shall have taken all actions reasonably necessary to exclude the Merger and the transactions contemplated hereby from the definition of "Change in Control" in the employment agreements between Legacy and its executive officers.

          (d) The Board of Directors of Legacy shall have been reconstituted as provided in Section 2.3 hereof and the officers of Legacy shall have been appointed in accordance with Section 2.4 hereof.

                                   ARTICLE 8
                                  TERMINATION

     8.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the Legacy Stockholders Meeting or the Enterprises Stockholders Meeting, by the mutual written consent of Enterprises and Legacy.

     8.2 TERMINATION BY EITHER ENTERPRISES OR LEGACY. This Agreement may be terminated and the Merger may be abandoned by action of either the Board of Directors of Legacy or Enterprises before or after the Legacy Stockholders Meeting or the Enterprises Stockholders Meeting, as applicable, if:

          (a) the Merger shall not have been consummated by November 21, 2001 provided however that the right to terminate this Agreement under this clause (a) shall not be available to the party whose failure to fulfill any covenant or other obligation under this Agreement has caused the failure of the Merger to occur on or before such date;

          (b) the approval and/or consent required in Section 7.1(a) shall not have been obtained at or before either the Legacy Stockholders Meeting or the Enterprises Stockholders Meeting, as applicable; or

          (c) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable, provided that the party seeking to terminate this Agreement pursuant to this clause (c) shall have used commercially reasonable efforts to remove or appeal such order, decree, ruling or injunction, or there shall have been enacted any statute or regulation which makes consummation of the Merger illegal.

     8.3 TERMINATION BY LEGACY. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the Legacy Stockholders Meeting, by action of the Board of Directors of Legacy:

          (a) in accordance with Section 6.1(b); provided, however, that in order for the termination of this Agreement pursuant to this Section 8.3(a) to be deemed effective, Legacy shall have complied with all provisions contained in Section 6.1;

          (b) if Enterprises shall knowingly and materially breach Section 6.2, including as a result of any action by the persons or entities referred to in the first sentence of Section 6.2(a);

          (c) if there has been a breach by Enterprises of any representation or warranty contained in this Agreement which is qualified by an Enterprises Material Adverse Effect or if not so qualified which individually or in the aggregate with any such other breaches, would have an Enterprises Material Adverse Effect, which breach is not curable or, if curable, is not cured within ten (10) business days after written notice of such breach is given by Legacy to Enterprises; or

          (d) if there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Enterprises, which breach is not curable or, if curable, is not cured within ten (10) business days after written notice of such breach is given by Legacy to Enterprises.

     8.4 TERMINATION BY ENTERPRISES. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the Enterprises Stockholders Meeting, by action of the Board of Directors of
Enterprises:

          (a) in accordance with Section 6.2(b); provided, however, that in order for the termination of this Agreement pursuant to this Section 8.4(a) to be deemed effective, Enterprises shall have complied with all provisions contained in Section 6.2;

          (b) if Legacy shall knowingly and materially breach Section 6.1, including as a result of any action by the persons or entities referred to in the first sentence of Section 6.1(a);

          (c) if there has been a breach by Legacy of any representation or warranty contained in this Agreement which is qualified as to a Legacy Material Adverse Effect or if not so qualified which individually or in the aggregate with any such other breaches, would have a Legacy Material Adverse Effect, which breach is not curable or, if curable, is not cured within ten (10) business days after written notice of such breach is given by Enterprises to Legacy; or

          (d) if there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Legacy, which breach is not curable or, if curable, is not cured within ten (10) business days after written notice of such breach is given by Enterprises to Legacy.

     8.5 EFFECTS OF TERMINATION. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 8, this Agreement shall forthwith become void without any liability hereunder and all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to Section 6.16 and except for the provisions of Article 9, provided that nothing in this Section 8.5 shall relieve any party from liability for a willful and material breach of this Agreement. In the event either party is required to file suit to enforce its rights under this Agreement, and it ultimately succeeds, it shall be entitled to all expenses, including reasonable attorneys' fees and expenses, which it has incurred in enforcing its rights hereunder.

     8.6 INVESTIGATION. The right of any party hereto to terminate this Agreement pursuant to this Article 8 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective employees, officers, directors, agents, representatives or advisors, whether prior to or after the execution of this Agreement.

                                   ARTICLE 9

                               GENERAL PROVISIONS

     9.1 NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate as of the Effective Time and shall not survive the Merger; provided, however, that the agreements contained in Article 3, the second sentence of Section 6.5, Sections 6.11, 6.12, 6.13, 6.18, all provisions of Section 6.19 except for the first sentence thereof, 6.21, 6.22, 6.23, 6.24 and this Article 9 shall survive the Merger and nothing herein contained shall limit any covenant or agreement which contemplates performance at or after the Effective Time.

     9.2 NOTICES. Any notice required to be given hereunder shall be in writing and shall be sent by facsimile transmission (confirmed by any of the methods that follow), overnight courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid) and addressed as follows:

     If to Enterprises or Merger Sub:     Jack McGrory
                                          Price Entities
                                          7979 Ivanhoe, Suite 520
                                          La Jolla, California 92037
                                          Facsimile: (858) 551-2314

     With a copy to:                      Simon M. Lorne, Esq.
                                          Munger Tolles & Olson LLP
                                          335 South Grand Avenue, 35th Floor
                                          Los Angeles, California 90071
                                          Facsimile: (213) 687-3702

     If to Legacy:                        Gary B. Sabin
                                          Chairman and Chief Executive Officer
                                          Excel Legacy Corporation
                                          17140 Bernardo Center Drive, Suite 300
                                          San Diego, California 92128
                                          Facsimile: (858) 675-9405

     With a copy to:                      Scott N. Wolfe, Esq.
                                          Latham & Watkins
                                          12636 High Bluff Drive, Suite 300
                                          San Diego, California 92130
                                          Facsimile: (858) 523-5450

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so delivered or delivery is refused.

     9.3 ASSIGNMENT; BINDING EFFECT; BENEFIT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     9.4 ENTIRE AGREEMENT. This Agreement, the Exhibits, the Legacy Disclosure Letter and the Enterprises Disclosure Letter and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto.

     9.5 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time before or after receipt of the approvals to be obtained at the Legacy Stockholders Meeting or Enterprises Stockholders Meeting in accordance with this Agreement and prior to the filing of the Certificate of Merger; provided, however, that after any such approval is obtained, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     9.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to its rules of conflict of laws, except that the validity of the Merger shall be governed by the MGCL in the case of Merger Sub, and by the DGCL in the case of Legacy. Each of Legacy, Enterprises and Merger Sub hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of California and of the United States of America located in the State of California (the "California Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the California Courts and agrees not to plead or claim in any California Court that such litigation brought therein has been brought in an inconvenient forum.


     9.7 COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

     9.8 HEADINGS. Headings used in this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

     9.9 INTERPRETATION. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships, and vice versa.

     9.10 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations or warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 9.5, waive compliance with any of the agreements or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

     9.11 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     9.12 ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any California Court, this being in addition to any other remedy to which they are entitled at law or in equity.

     9.13 INTERPRETATION AND CERTAIN DEFINITIONS. As used in this Agreement: (a) "Subsidiary" when used with respect to any party means any corporation, partnership, limited liability company, joint venture or other entity, (i) of which such party directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or (ii) as to which such party owns, directly or indirectly, a majority of the equity interests therein, (b) "knowledge" of any person means the actual knowledge of such person or of such person's directors and executive officers after reasonable inquiry and (c) "including" means "including without limitation" and the words "herein" and "hereof" mean "in this Agreement" and "of this Agreement."



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                  IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

ATTEST:                                PRICE ENTERPRISES, INC.

By: /s/ S. ERIC OTTESEN                By: /s/ JACK MCGRORY
   -------------------------------        -------------------------------
       Secretary                          Name:  Jack McGrory
                                          Title:  Chairman


ATTEST:                                PEI MERGER SUB, INC.

By: /s/ S. ERIC OTTESEN                By: /s/ JACK MCGRORY
   -------------------------------        -------------------------------
       Secretary                          Name:  Jack McGrory
                                          Title:  President


ATTEST:                                EXCEL LEGACY CORPORATION

By: /s/ RICHARD B. MUIR                By: /s/ JAMES Y. NAKAGAWA
   -------------------------------        -------------------------------
       Secretary                          Name:  James Y. Nakagawa
                                          Title:  Chief Financial Officer






                [SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

                                    EXHIBIT A

                         SURVIVING CORPORATION DIRECTORS



         James Cahill
         Jack McGrory
         Gary B. Sabin
         Richard B. Muir

                                    EXHIBIT B

                         SURVIVING CORPORATION OFFICERS

NAME                        POSITION
----                        --------
Jack McGrory                Chairman
Gary B. Sabin               Co-Chairman and Chief Executive Officer
Richard B. Muir             President and Chief Operating Officer
Kelly D. Burt               Executive Vice President-Development
Mark T. Burton              Senior Vice President-Acquisitions
S. Eric Ottesen             Senior Vice President, General Counsel and Secretary
James Y. Nakagawa           Chief Financial Officer
William J. Stone            Senior Vice President-Retail Development
John A. Visconsi            Senior Vice President-Leasing/Asset Management
Susan M. Wilson             Senior Vice President-Office/Industrial/Hospitality

                                    EXHIBIT C

                          ENTERPRISES CHARTER AMENDMENT

The Enterprises Charter Amendment will (in a manner mutually agreeable to the parties):*

1.   Change the name of Price Enterprises, Inc. to Price Legacy Corporation.

2.   Increase the authorized capital stock of Enterprises to 150,000,000 shares.

3. Amend the necessary provisions so that the Board of Directors of Enterprises is reconstituted to have seven directors.

4.   Change such other provisions that the parties mutually agree upon.

-------
* The Enterprises Charter Amendment shall also include such additional changes as are required in connection with the $100,000,000 investment contemplated in
Section 6.12 of the Agreement and which are agreed to by the parties.

                                    EXHIBIT D

                       ENTERPRISES OFFICERS AND DIRECTORS

Officers:

NAME                        POSITION
----                        --------
Jack McGrory                Chairman
Gary B. Sabin               Co-Chairman and Chief Executive Officer
Richard B. Muir             Vice-Chairman
Graham R. Bullick           President and Chief Operating Officer
Kelly D. Burt               Executive Vice President-Development
Mark T. Burton              Senior Vice President-Acquisitions
S. Eric Ottesen             Senior Vice President, General Counsel and Secretary
James Y. Nakagawa           Chief Financial Officer and Treasurer
William J. Hamilton         Senior Vice President-Self Storage
William J. Stone            Senior Vice President-Retail Development
John A. Visconsi            Senior Vice President-Leasing/Asset Management
Susan M. Wilson             Senior Vice President-Office/Industrial/Hospitality


DIRECTORS:*
----------

James Cahill
Murray Galinson
Jack McGrory
Keene Wolcott
Richard B. Muir
Gary B. Sabin
Reuben Liebowitz
Mel Keating

---------
* Assuming the $100,000,000 investment contemplated in Section 6.12 of the Agreement.

                                    EXHIBIT E

                              LEGACY ASSET TRANSFER

Legacy intends to transfer the following assets:

Campers Villages, LLC
Desert Fashion Plaza, Palm Springs, CA
Destination Villages Daniel's Head, Bermuda Ltd.
Destination Villages, LLC
Destination Villages Kauai, LLC
Ellman - Los Arcos loans
EL Holdings loan
EL Media loan
Entercitement LLC
Excel Legacy Communications
Faulk Parcel, Scottsdale, AZ
Grand Tusayan, LLC
Millennia Car Wash, LLC
Officer's Loans
One North First Street loan
Roaring Fork Fleming, Scottsdale, AZ
San Diego Tower Partners, LLC
Towers Parcel, in Scottsdale, AZ
Tenant First Real Estate Service